Exhibit 10.1

LOAN AGREEMENT

between

MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation
as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
together with those assignees
becoming parties hereto pursuant
to Section 11.13, as Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Entered into as of November 13, 2007

WFB LOAN NO. 105088

i

4.6	GENERAL	25

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES	25

5.1	AUTHORITY/ENFORCEABILITY	25
5.2	BINDING OBLIGATIONS	25
5.3	FORMATION AND ORGANIZATIONAL DOCUMENTS	25
5.4	NO VIOLATION	26
5.5	COMPLIANCE WITH LAWS	26
5.6	LITIGATION	26
5.7	FINANCIAL CONDITION	26
5.8	NO MATERIAL ADVERSE CHANGE	26
5.9	ACCURACY	26
5.10	TAX LIABILITY	26
5.11	TITLE TO ASSETS; NO LIENS	27
5.12	MANAGEMENT AGREEMENTS	27
5.13	UTILITIES	27
5.14	COMPLIANCE	27
5.15	AMERICANS WITH DISABILITIES ACT COMPLIANCE	27
5.16	BUSINESS LOAN	27
5.17	TAX SHELTER REGULATIONS	27
5.18	PROPERTY DOCUMENTS	27

ARTICLE 6.	HAZARDOUS MATERIALS	28

6.1	SPECIAL REPRESENTATIONS AND WARRANTIES	28

	(a) Hazardous Materials	28
	(b) Hazardous Materials Laws	28
	(c) Hazardous Materials Claims	28

6.2	HAZARDOUS MATERIALS COVENANTS	28
	(a) No Hazardous Activities	28
	(b) Compliance	28
	(c) Notices	28
	(d) Remedial Action	29

6.3	INSPECTION BY ADMINISTRATIVE AGENT	29
6.4	HAZARDOUS MATERIALS INDEMNITY	29
6.5	LEGAL EFFECT OF SECTION	30

ARTICLE 7.	COVENANTS OF BORROWER	30

7.1	EXPENSES	30
7.2	ERISA COMPLIANCE	30
7.3	LEASING	30
7.4	APPROVAL OF LEASES	30
7.5	SUBDIVISION MAPS	31
7.6	OPINION OF LEGAL COUNSEL	31
7.7	FURTHER ASSURANCES	31
7.8	ASSIGNMENT	31
7.9	MANAGEMENT OF PROPERTY	31
7.10	REQUIREMENTS OF LAW	31
7.11	LIENS AND STOP NOTICES	31
7.12	FINANCIAL COVENANTS	32

	(a) Net Worth	32
	(b) Liquidity	32
	(c) Indebtedness	32
	(d) Interest Coverage Ratio	32

7.13	SPECIAL COVENANTS	32

7.14	POST-CLOSING DELIVERIES	32

ARTICLE 8.	REPORTING COVENANTS	33

8.1	FINANCIAL INFORMATION	33
8.2	CERTIFICATES; OTHER INFORMATION	33
8.3	BOOKS AND RECORDS	34
8.4	REPORTS	34
8.5	LEASING REPORTS	34
8.6	KNOWLEDGE OF DEFAULT; ETC	34
8.7	LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION	34
8.8	ENVIRONMENTAL NOTICES	35

ARTICLE 9.	DEFAULTS AND REMEDIES	35

9.1	DEFAULT	35

	(a) Monetary	35
	(b) Performance of Obligations	35
	(c) Use	35
	(d) Liens, Attachment; Condemnation	35
	(e) Representations and Warranties	35
	(f) Voluntary Bankruptcy; Insolvency; Dissolution	35
	(g) Involuntary Bankruptcy	36
	(h) Loss of Priority	36
	(i) Hazardous Materials	36
	(j) Other Obligors	36

9.2	ACCELERATION UPON DEFAULT; REMEDIES	36
9.3	DISBURSEMENTS TO THIRD PARTIES	36
9.4	REPAYMENT OF FUNDS ADVANCED	36
9.5	RIGHTS CUMULATIVE, NO WAIVER	36

ARTICLE 10.	THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS	37

10.1	APPOINTMENT AND AUTHORIZATION	37
10.2	WELLS FARGO AS LENDER	38
10.3	LOAN DISBURSEMENTS	38
10.4	DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING LENDERS	39
10.5	PRO RATA TREATMENT	40
10.6	SHARING OF PAYMENTS, ETC	40
10.7	COLLATERAL MATTERS; PROTECTIVE ADVANCES	40
10.8	POST-FORECLOSURE PLANS	41
10.9	APPROVALS OF LENDERS	42
10.10	NOTICE OF DEFAULTS	43
10.11	ADMINISTRATIVE AGENT’S RELIANCE, ETC	43
10.12	INDEMNIFICATION OF ADMINISTRATIVE AGENT	43
10.13	LENDER CREDIT DECISION, ETC	44
10.14	SUCCESSOR ADMINISTRATIVE AGENT	45
10.15	NO SET-OFFS	45

ARTICLE 11.	MISCELLANEOUS PROVISIONS	45

11.1	INDEMNITY	45
11.2	FORM OF DOCUMENTS	46
11.3	NO THIRD PARTIES BENEFITED	46
11.4	NOTICES	46
11.5	ATTORNEY-IN-FACT	46

11.6	ACTIONS	46
11.7	RIGHT OF CONTEST	47
11.8	RELATIONSHIP OF PARTIES	47
11.9	DELAY OUTSIDE LENDER’S CONTROL	47
11.10	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT	47
11.11	IMMEDIATELY AVAILABLE FUNDS	47
11.12	AMENDMENTS AND WAIVERS	47

	(a) Generally	47
	(b) Unanimous Consent	48
	(c) Amendment of Administrative Agent’s Duties, Etc	48

11.13	SUCCESSORS AND ASSIGNS	49

	(a) Generally	49
	(b) Participations	49
	(c) Assignments	49
	(d) Tax Withholding	49
	(e) Federal Reserve Bank Assignments	50
	(f) Information to Assignee, Etc	50

11.14	CERTAIN ALLOWED DISCLOSURES	50
11.15	CAPITAL ADEQUACY; ADDITIONAL COSTS	50
11.16	LENDER’S AGENTS	51
11.17	TAX SERVICE	51
11.18	SEVERABILITY	51
11.19	TIME	51
11.20	HEADINGS	52
11.21	GOVERNING LAW	52
11.22	USA PATRIOT ACT NOTICE. COMPLIANCE	52
11.23	ELECTRONIC DOCUMENT DELIVERIES	52
11.24	INTEGRATION; INTERPRETATION	52
11.25	JOINT AND SEVERAL LIABILITY	53
11.26	COUNTERPARTS	53
11.27	INTEREST RATE LIMITATION	53
11.28	TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY	53

EXHIBITS AND SCHEDULES

SCHEDULE 1.1 — PRO RATA SHARES

SCHEDULE 5.6 —LITIGATION DISCLOSURE

SCHEDULE 6.1 — ENVIRONMENTAL REPORTS

EXHIBIT A — DESCRIPTION OF PROPERTY

EXHIBIT B — DOCUMENTS

EXHIBIT C — COMPLIANCE CERTIFICATE

EXHIBIT D — FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT E — FORM OF PROMISSORY NOTE

EXHIBIT F — FIXED RATE NOTICE

EXHIBIT G — TRANSFER AUTHORIZER DESIGNATION

EXHIBIT H — APPLICATION FOR ADVANCE

EXHIBIT I  —  FORM OF SWINGLINE NOTE

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) dated as of November 13, 2007 by and among MAUI LAND & PINEAPPLE COMPANY, INC., a corporation formed under the laws of the State of Hawaii (“Borrower”), each of the financial institutions initially a signatory hereto together with their assignees under Section 11.13 (“Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) as contractual representative of the Lenders to the extent and in the manner provided in Article 10 (in such capacity, the “Administrative Agent”).

R E C I T A L S

A.                                  Borrower and the Leasehold Mortgagor own certain real property described in Exhibit A hereto and all improvements now or hereafter existing thereon (collectively, the “Property”).

B.                                    Borrower desires to borrow from Lenders, and Lenders agree to loan to Borrower, the amounts described below.

NOW, THEREFORE, Borrower, Administrative Agent and Lenders agree as follows:

ARTICLE 1.  DEFINITIONS

1.1           DEFINED TERMS.

The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below.  Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Account” - means an account with Bank of Hawaii, ABA 121301028, Account Name:  Maui Land and Pineapple Company, Inc., Account No.                         , into which Loan proceeds other than the initial Advance will be deposited.

“ADA” - means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et. seq., as amended from time to time.

“Administrative Agent” - means Wells Fargo Bank, National Association, or any successor Administrative Agent appointed pursuant to Section 10.14.

“Advance” — shall have the meaning given such term in Section 2.2.

“Affiliate” - means, with respect to any Person, any other Person which is directly or indirectly controlled by, controls or is under common control with such Person; provided, however, in no event shall Administrative Agent or any Lender or any of their respective Affiliates be an Affiliate of Borrower.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.  The Affiliates of a Person shall include without limitation, any Person that owns, directly or indirectly, 25% or more of the equity interests having ordinary voting power for the election of directors or other governing body of a Person, any officer or director of such Person and any general Partner of Person.

“Agreement” - shall have the meaning given to such term in the preamble hereto.

“Alternate Rate” - is a rate of interest per annum four percent (4%) in excess of the applicable Effective Rate in effect from time to time.

 “Applicable LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) one and one-half percent (1.50%) plus (b) the LIBO Rate, which rate is divided by one (1.00) minus the Reserve Percentage:

Applicable LIBO Rate = 1.50%	+	LIBO Rate
(1 - Reserve Percentage)

“Application for Advance” - means an Application for Advance substantially in the form of Exhibit H attached hereto executed by an authorized representative of the Borrower identified in Section 2.10(f)(i).

“Appraisal” — means a written appraisal prepared by an independent MAI appraiser acceptable to Administrative Agent and subject to Administrative Agent’s customary independent appraisal requirements and prepared in compliance with all applicable regulatory requirements, including the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.

“Assignee” - shall have the meaning given in Section 11.13(c).

“Assignment and Assumption Agreement” - means an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit D.

“Bankruptcy Code” - means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.

“Borrower” - shall have the meaning given in the preamble hereto.

“Business Day” - means a day of the week (but not a Saturday, Sunday or holiday) on which the offices of Administrative Agent in San Francisco, California are open to the public for carrying on substantially all of Administrative Agent’s business functions.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

 “Collateral” — means the Property and any personal property or other collateral with respect to which a Lien or security interest was granted to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents.

“Collateral Assignment of Water Delivery Agreement” - means that certain Collateral Assignment of Agreement for Water Delivery dated as of November 13, 2007, among the Administrative Agent, Leasehold Mortgagor and Maui Pineapple Company, Ltd., a Hawaii corporation,. as joined by Borrower.

 “Commercial Property” — means the real property described as Parcels 2 through 11, inclusive, on Exhibit A.

“Commitment” - means, as to each Lender, such Lender’s obligation to make disbursements pursuant to Section 3.3 and Section 10.3, to participate in Letters of Credit pursuant to Section 2.4, and to participate in Swingline Loans pursuant to Section 2.5, in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1 attached hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced from time to time pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 11.13.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Credit Limit” - means Ninety Million And No/100ths Dollars ($90,000,000.00), as such amount may hereafter be decreased pursuant to the terms of this Agreement.  The amount of the Interest Holdback shall at all times be deemed to be utilized as a portion of the Credit Limit.

“Default” - shall have the meaning given to such term in Section 9.1.

“Defaulting Lender” — means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Administrative Agent.

“Dollars” and “$” — means the lawful money of the United States of America.

“Effective Date” - means the date the Mortgage is recorded in Bureau of Conveyances of the State of Hawaii and/or the Office of the Assistant Registrar of the Land Court of the State of Hawaii, as applicable.

“Effective Rate” - shall have the meaning given in Section 2.10(e).

“Extending Lender” - shall have the meaning given in Section 2.14(b).

“Extension Date” - shall have the meaning given in Section 2.14.

“Eligible Assignee” - means any Person that is:  (a) an existing Lender; (b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.  If such entity is not currently a Lender, such entity’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s Investor Service or the equivalent or higher of either such rating by another rating agency acceptable to the Administrative Agent.

“ERISA” - means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“Federal Funds Rate” — means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal Funds brokers of recognized standing selected by Administrative Agent.

“Fixed Rate” is the Applicable LIBO Rate as accepted by Borrower as an Effective Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Commencement Date” - means the date upon which the Fixed Rate Period commences.

“Fixed Rate Notice” is a written notice in the form shown on Exhibit F hereto which requests a Fixed Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Period” is the period or periods of  (a) one, two, three or six months; or (b) any other period which ends at the Maturity Date, which periods are selected by Borrower and confirmed in a Fixed Rate Notice; provided that no Fixed Rate Period shall extend beyond the Maturity Date.

“Fixed Rate Portion” is the portion or portions of the principal balance of the Loan which Borrower selects to have subject to a Fixed Rate, each of which is an amount: (a) not more than the unpaid principal balance of the Loan not subject to a Fixed Rate; and (b) is not less than THREE MILLION DOLLARS ($3,000,000.00) and is an even multiple of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00).  In the event Borrower is subject to a principal amortization schedule under the terms and conditions of the Loan Documents, the Fixed Rate Portion(s) from time to time in effect shall in no event exceed, in the aggregate, the maximum outstanding principal balance which will be permissible on the last day of the Fixed Rate Period selected.

“Fixed Rate Price Adjustment”  — shall have the meaning set forth in Section 2.10(h).

“Fixed Rate Taxes”  — are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to a Fixed Rate.

“Funding Date” — shall mean the date on or after which all conditions precedent thereto have been satisfied on which any Advance is to be funded.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” - means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” - shall have the meaning given to such term in Section 6.1(a).

“Hazardous Materials Claims” - shall have the meaning given to such term in Section 6.1(c).

“Hazardous Materials Laws” - shall have the meaning given to such term in Section 6.1(b).

“Indebtedness” - shall mean all obligations for borrowed money, notes payable, bonds and debentures (excluding public improvement bonds), purchase-money indebtedness, capitalized leases, supporting payment obligations for letters of credit, guaranties and other similar contingent liabilities relating to the obligations of other Persons which would otherwise constitute “Indebtedness” under this definition, net obligations under hedge agreements (including interest rate hedge agreements), repurchase obligations, liabilities with respect to account or notes receivables which have been sold or assets which have been leased, and obligations under synthetic or tax retention leases.  Indebtedness shall not include any guaranties or contingent liabilities arising from the Borrower’s direct or indirect joint venture interest in Kapalua Bay Holdings, LLC or Ritz-Carlton Kapalua Joint Venture.

“Initial Mauka Appraisal” - means that certain Appraisal of the Kapalua Mauka Development Lands and Golf Course prepared by Lesher Chee Stadlbauer and dated October 26, 2007.

 “Interest Holdback” - means a portion of the Credit Limit equal, initially, to $0, which amount may be reduced or increased on each anniversary of the Effective Date as the Administrative Agent deems in its reasonable discretion is necessary to pay the projected Unfunded Interest through the then-current Maturity Date as determined in good faith by the Administrative Agent.

“Kapalua Mauka” — means the real property described as Parcels 1, 1a and 1b on Exhibit A.

“Leasehold Mortgagor” means Kapalua Land Company, Ltd., a Hawaii corporation.

“Lender” - means each financial institution from time to time party hereto as a “Lender” and, as the context requires, the “Swingline Lender,” together with its respective successors and permitted assigns.  With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, a Lender (other than the Lender then acting as Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4 in the related Letter of Credit, and the Lender then acting as Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as Agent) of their participation interests under such Section.

“L/C Commitment Amount” has the meaning given to that term in Section 2.4.

“LIBO Rate” - is the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (.0625%), quoted by Administrative Agent from time to time as the London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 9:00 a.m. California time, two (2) Business Days prior to a Fixed Rate Commencement Date or a Price Adjustment Date, as appropriate, for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to a Fixed Rate Portion and for a period of time approximately equal to a Fixed Rate Period or the time remaining in a Fixed Rate Period after a Price Adjustment Date, as appropriate.

“Lien” — means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect that perfects a security interest (other than a financing statement filed by a “true” lessor pursuant to Section 9408 (or a successor section) of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Loan” - means the maximum principal sum that Lenders agree to lend and Borrower agrees to borrow pursuant to the terms and conditions of this Agreement:  NINETY MILLION AND NO/100THS DOLLARS ($90,000,000.00).

“Loan Documents” - means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed in Exhibit B as Loan Documents.

“Loan Party” — means Borrower, Leasehold Mortgagor, and any other person or entity obligated under the Loan Documents or Other Related Documents.

“Loan-to-Value Percentage” — shall have the meaning given such term in Section 2.14 of this Agreement.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, any of (a) the assets, operations, business, condition (financial or otherwise), or prospects of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of the Borrower to perform under any Loan Document or avoid any Default.

“Maturity Date” — means November 13, 2009.

“Mortgage” - means the Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower and Leasehold Mortgagor, collectively as Mortgagor and Administrative Agent, for the benefit of Lenders, as Mortgagee, as hereafter amended, supplemented, replaced or modified.

“Non-Pro Rata Advance” — shall mean a Protective Advance or a disbursement under the Loan with respect to which fewer than all Lenders have funded their respective Pro Rata Shares in breach of their obligations under this Agreement.

“Non Extending Lender” - shall have the meaning given such term in Section 2.14(a).

“Note” or “Notes” — means a Revolving Note or a Swingline Note.

“Obligations” means all the Loan and all Advances, debts, liabilities, obligations, covenants and duties owed by the Borrower to the Lender or any other Person required to be paid, performed or indemnified under any Loan Document, of any kind or nature, present or future, whether or not evidenced by any note or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Other Related Documents” - means those documents, as hereafter amended, supplemented, replaced or modified from time to time, properly executed and in recordable form, if necessary, listed in Exhibit B as Other Related Documents.

“Participant” - shall have the meaning given to such term in Section 11.13.

“Permit” — means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Lease” — shall have the meaning given to such term in Section 7.4.

“Permitted Liens” — means:

(a)                               Liens (other than environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due or which do not have priority over the Administrative Agent’s Liens and with respect to which the underlying taxes, assessments, or charges are the subject of a good faith dispute and a reserve is established on the books and records of the Borrower in accordance with GAAP;

(b)                              any laws, ordinances or regulations affecting the Property;

(c)                               Liens imposed by laws, arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due;

(d)           the interests of lessors under personal property operating leases and purchase money Liens or the interests of lessors under personal property capital leases so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof;

(e)           Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance;

(f)            Liens on amounts deposited in connection with the making or entering into of bids, tenders, statutory obligations, government contracts, or leases in the ordinary course of business and not in connection with the borrowing of money;

(g)           Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business;

(h)           with respect to any real property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the value, use or operation thereof;

(i)                                  All matters shown on the Title Policy as exceptions to Lender’s coverage thereunder; and

(j)                                  Liens in favor of Administrative Agent, for the benefit of Lenders, under the Mortgage.

“Person” - means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Potential Default” — means an event, circumstance or condition which, with the giving of notice or the lapse of time, or both, would constitute a Default.

“Price Adjustment Date”  — shall have the meaning set forth in Section 2.10(h).

“Prime Rate” - means a base rate of interest which Administrative Agent establishes from time to time and which serves as the basis upon which the effective rates of interest are calculated for those loans making reference thereto.  Any change in an effective rate due to a change in the Prime Rate shall become effective on the day each such change is announced by Administrative Agent at its principal office in San Francisco, California.

“Property” - shall have the meaning given to such term in Recital A.

“Pro Rata Share”-  means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.

“Protective Advance” - shall mean any advances made by Administrative Agent in accordance with the provisions of Section 10.7(e) to protect the Collateral securing the Loan.

“Recourse Amount” shall mean (i) the principal amount of the Advances outstanding at any time in excess of $60,000,000.00, together with all accrued but unpaid interest thereon plus (ii) all other amounts payable to Administrative Agent and Lenders under the Loan Documents not on account of principal or interest (whether under Section 7.1, Section 11.10 or otherwise).

“Real Estate Advances” - means Advances made to finance the acquisition of real property.

“Real Estate Credit Limit” - means $20,000,000.00, as such amount may be increased from time to time by the Agent in its sole and absolute discretion.

“Regulatory Costs” - are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority and related in any manner to a Fixed Rate.

“Reimbursement Obligation”  — shall have the meaning given such term in Section 2.4(d).

“Request to Extend” shall have the meaning given such term in Section 2.14.

“Requirements of Law” — mean, as to any entity, the charter and by-laws, partnership agreement or other organizational or governing documents of such entity, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject, including without limitation, applicable securities laws and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

“Requisite Lenders” - means, as of any date, Lenders (which must include the Lender then acting as Administrative Agent) having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount outstanding under the Loan and the Letter of Credit Liabilities, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Loan of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of the Loan of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Reserve Percentage” - is at any time the percentage, if any, announced by Administrative Agent as the reserve percentage under Regulation D for loans and obligations making reference to an Applicable LIBO Rate for a Fixed Rate Period or time remaining in a Fixed Rate Period on a Price Adjustment Date, as appropriate.  The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Administrative Agent were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

“Subdivision Map” - shall have the meaning given to such term in Section 7.5.

“Revolving Note” - means each Promissory Note Secured by Mortgage substantially in the form of Exhibit E attached hereto, collectively in the original principal amount of the Loan, executed by Borrower and payable to the order of a Lender, together with such other replacement notes as may be issued from time to time pursuant to Section 11.13, as hereafter amended, supplemented, replaced or modified.

“Subsidiary” - of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.  Kapalua Bay Holdings, LLC and the Ritz-Carlton Kapalua Joint Venture shall not be deemed Subsidiaries of the Borrower.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

 “Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.5 in an amount up to, but not exceeding the amount set forth in Section 2.5, as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.5.

“Swingline Note” means a promissory note of the Borrower substantially in the form of Exhibit I, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Swingline Termination Date” means the date which is seven (7) Business Days prior to the Maturity Date.

“Then Scheduled Maturity Date” - shall have the meaning given in Section 2.14.

“Title Policy” - means the ALTA Lender’s Policy of Title Insurance as issued by First American Title Insurance Company, including all endorsements thereto as required by Administrative Agent.

“Unfunded Interest” - shall mean, for any period, the amount by which interest payable on the Loan exceeds or is projected to exceed net income from the Commercial Property.

“Variable Rate” - on any day means a floating rate of interest per annum equal to the higher of (a) the Prime Rate then in effect or (b) the Federal Funds Rate then in effect as announced by the Federal Reserve Bank of New York plus one-half percent (0.5%).

“Water Delivery Agreement” shall mean that certain Agreement for Water Delivery dated June 21, 2006, but effective as of January 1, 2006, between Maui Pineapple Company, Ltd., a Hawaii corporation, and Leasehold Mortgagor, as amended by that certain Amendment For Water Delivery dated November 7, 2007.

“Wells Fargo” - shall have the meaning given to such term in the preamble hereto.

1.2           SCHEDULES AND EXHIBITS INCORPORATED.

Schedules 1.1, 5.6 and 6.1, and Exhibits A, B, C, D, E, F, G,  H and I, all attached hereto, are hereby incorporated into this Agreement.

ARTICLE 2.  LOAN

2.1           LOAN.

By and subject to the terms of this Agreement, Lenders agree to lend to Borrower, and Borrower agrees to borrow from Lenders, the principal sum of up to NINETY MILLION AND NO/100THS DOLLARS ($90,000,000.00), said sum to be evidenced by the Notes.  The Notes shall be secured, in part, by the Mortgage encumbering certain real property and improvements as legally defined therein.  Amounts disbursed to or on behalf of Borrower pursuant to the Notes shall be used for (i) repayment of indebtedness secured by the Property, (ii) short term capital requirements of the Borrower and its Affiliates related to real estate activities including pre-development costs, development costs and capital improvements, (iii) working capital and general corporate purposes of Borrower and its Affiliates and (iv) subject to the limitations contained in this Agreement, to finance the acquisition of real property.

2.2           LINE OF CREDIT.

The Loan will be disbursed in a series of advances (each, an “Advance”) to Borrower, from time to time up to but not including the Maturity Date.  The initial Advance shall be in an amount equal to SEVENTEEN MILLION AND NO/100THS DOLLARS, from which $450,771.47 will be retained by Administrative Agent in payment of certain fees payable to Adminstrative Agent and Lenders, and the remainder of which shall be disbursed to or for the benefit or account of Borrower to Escrow No. A72044205  held at Title Guaranty of Hawaii, Inc. in accordance with the instructions provided on a Transfer Authorizer Designation Form in the form of Exhibit G executed and delivered to Administrative

Agent.  The amount of each subsequent Advance shall be at least TWO HUNDRED THOUSAND AND NO/100THS DOLLARS ($200,000.00) and additional multiples of ONE HUNDRED THOUSAND AND NO/100THS DOLLARS ($100,000.00).  The aggregate total of all Advances (including Swingline Loans) plus the aggregate Letter of Credit Liabilities outstanding at any time plus the amount of the Interest Holdback as adjusted from time to time by Administrative Agent shall never exceed the Credit Limit, the aggregate total of all Real Estate Advances at any time shall never exceed the Real Estate Credit Limit, and all borrowings shall otherwise be subject to all the limitations, terms and conditions contained in the Loan Documents.  If at any time the aggregate amounts of all Advances (including Swingline Loans) plus the aggregate Letter of Credit Liabilities plus the Interest Holdback as adjusted from time to time by the Administrative Agent exceeds the Credit Limit, the Borrower shall immediately repay the Loan in an amount sufficient to reduce such aggregate amounts to the Credit Limit.  Except as otherwise provided in any Loan Document, Borrower may, from time to time through the Maturity Date, borrow, partially or wholly repay its outstanding borrowings, and reborrow under the Loan.

2.3           APPLICATION.

Borrower shall make application for each Advance by completing, executing and delivering to Administrative Agent, not less than three (3) days (for Fixed Rate Portions) nor less than one (1) Business Day (for Advances at the Variable Rate) prior to the date upon which Borrower wishes Administrative Agent to disburse the Advance, an Application For Advance and such other information and documents regarding the Advance or the purpose for the Advance as Administrative Agent may reasonably request.  With respect to a Real Estate Advance, Borrower shall deliver to Administrative Agent not less than three (3) Business Days prior to the proposed date of the Real Estate Advance, information and documents identified in the Application for Advance and relating to the real property to be purchased with the proceeds of such Real Estate Advance.

                2.4           LETTERS OF CREDIT.

(a)           Subject to the terms and conditions of this Agreement, the Administrative Agent, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Maturity Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $5,000,000.00 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”).

(b)           At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to reasonable approval by the Administrative Agent and the Borrower.  Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Maturity Date, (ii) any Letter of Credit have an initial duration in excess of one year, or (iii) any Letter of Credit contain an automatic renewal provision.  The initial Stated Amount of each Letter of Credit shall be at least $100,000.00.  In the event the Maturity Date shall be accelerated prior to the expiration of a Letter of Credit, all outstanding Letters of Credit shall be deemed to be immediately due and payable; Borrower shall immediately deposit with Administrative Agent cash or acceptable cash equivalents equal to the undrawn balance of any such outstanding Letter of Credit, with said deposit to be collateral security (pursuant to a security agreement acceptable in form to Administrative Agent) for all obligations of Borrower under the Loan.

(c)           The Borrower shall give the Administrative Agent written notice at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) the beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Administrative Agent.  Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such application and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article 3.1, the Administrative Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days following the date after which the Administrative Agent has received all of the items required to be delivered to it under this subsection.  Upon the written request of the Borrower, the Administrative Agent shall deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (ii) each issued Letter of Credit within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)           Upon receipt by the Administrative Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Administrative Agent shall promptly notify the Borrower of the amount to be paid by the Administrative Agent as a result of such demand and the date on which payment is to be made by the Administrative Agent to such beneficiary in respect of such demand.  The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Administrative Agent for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Administrative Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (“Reimbursement Obligation”).  Upon receipt by the Administrative Agent of any payment in respect of any Reimbursement Obligation, the Administrative Agent shall promptly pay to each Lender that has acquired a participation therein such Lender’s Pro Rata Share of such payment.

(e)           Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Administrative Agent for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Borrower fails to so advise the Administrative Agent, or if the Borrower fails to reimburse the Administrative Agent for a demand for payment under a Letter of Credit by the date of such payment, then the Administrative Agent shall give each Lender prompt notice thereof and of the amount of the demand for payment, specifying such Lender’s Pro Rata Share of the amount of the related demand for payment and the provisions of subsection (j) of this Section shall apply.

(f)            Upon the issuance by the Administrative Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Pro Rata Share and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)           In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Administrative Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, neither the Administrative Agent nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent or the Lenders .  None of the above shall affect, impair or prevent the vesting of any of the Administrative Agent’s rights or powers hereunder.  Any action taken or omitted to be taken by the Administrative Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Administrative Agent any liability to the Borrower or any Lender.  In this connection, the obligation of the Borrower to reimburse the Administrative Agent for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement or any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Administrative Agent under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.

(h)           The issuance by the Administrative Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Requisite Lenders shall have consented thereto.  In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under Section 2.4(l) below.

(i)            Immediately upon the issuance by the Administrative Agent of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability of the Administrative Agent with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Administrative Agent to pay and discharge when due, such Lender’s Pro Rata Share of the Administrative Agent’s liability under such Letter of Credit.  In addition, upon the making of each payment by a Lender to the Administrative Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Administrative Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Pro Rata Share in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the fees payable to the Administrative Agent pursuant to Section 2.4(l) below).

(j)            Each Lender severally agrees to pay to the Administrative Agent on demand in immediately available funds in Dollars the amount of such Lender’s Pro Rata Share of each drawing paid by the Administrative Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.4(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as an Advance or as a participation, shall not exceed such Lender’s Pro Rata Share of such drawing.  Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Potential Default, including any Default described in Section 9.1 (f). 9.1(g) or 9.1(k) or (iv) the termination of the Commitments.  Each such payment to the Administrative Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)           Promptly following any change in Letters of Credit outstanding, the Administrative Agent shall deliver to each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at such time.  Upon the request of any Lender from time to time, the Administrative Agent shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.  Other than as set forth in this subsection, the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of the Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

(l)            The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) per annum for each Letter of Credit equal to one percent (1.00%) times the Stated Balance of such Letter of Credit.  The Letter of Credit Fee shall be (i) due and payable on the first Business Day after the end of each of March, June, September and December, commencing with the first such date to occur after the issuance of each Letter of Credit, on the expiration date for such Letter of Credit and thereafter on demand and (ii) computed on a quarterly basis in arrears. The Borrower shall pay also directly to the Administrative Agent, as issuer, for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to one-tenth of one percent (0.10%) of the Stated Amount of the Letter of Credit and such other customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Administrative Agent relating to letters of credit as from time to time in effect.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date of such Letter of Credit and thereafter on demand. The Letter of Credit Fee and all other fees and standard costs and charges shall be deemed fully earned when paid and nonrefundable.

                2.5           SWINGLINE LOANS.

(a)           Subject to the terms and conditions hereof, the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $5,000,000.00, as such amount may be reduced from time to time in accordance with the terms hereof.  If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.  To the extent any of the terms of Section 2.10 or 2.11 are inconsistent with the terms of this Section 2.5, the terms of this Section 2.5 shall control.

(b)           The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing delivered no later than noon San Francisco time on the proposed date of such borrowing.  Any such telephonic notice shall include all information to be specified in a written Application for Advance.  Not later than 2:00 p.m. San Francisco time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article 3.1, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Application for Advance.

(c)           Swingline Loans shall bear interest at a per annum rate equal to the Variable Rate as in effect from time to time or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing.  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.11 with respect to interest on Variable Rate Advances (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)           Each Swingline Loan shall be in the minimum amount of $200,000.00 and integral multiples of $100,000.00 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000.00 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than noon San Francisco time on the day prior to the date of such prepayment.  The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)           The Borrower agrees to repay each Swingline Loan within three (3) Business Days of demand therefor by the Swingline Lender and, in any event, within five (5) Business Days after the date such Swingline Loan was made.  Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing).  In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of a Variable Rate Advance from the Lenders in an amount equal to the principal balance of such Swingline Loan.  The amount limitations contained in Section  2.2 shall not apply to any borrowing of Variable Rate Advances made pursuant to this subsection.  The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Variable Rate Advance not later than noon San Francisco time at least one Business Day prior to the proposed date of such borrowing.  Each Lender will make available to the Administrative Agent for the account of the Swingline Lender, in immediately available funds, the proceeds of the Variable Rate Advance to be made by such Lender.  The Administrative Agent shall pay the proceeds of such Variable Rate Advance to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  If the Lenders are prohibited from making Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Potential Defaults described in Sections Section 9.1 (f). 9.1(g) or 9.1(k), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds.  A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Potential Default (including without limitation, any of the Defaults or Potential Defaults described in Section 9.1 (f). 9.1(g) or 9.1(k), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender or the Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest payable to it in respect of the Loan, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

2.6           LOAN FEES.

Borrower shall pay to Administrative Agent for Administrative Agent’s sole benefit certain fees, each in the amount and at the times as set forth in a separate letter agreement dated August 23, 2007 between Borrower and Wells Fargo.

2.7           LOAN DOCUMENTS.

Borrower shall execute and deliver to Administrative Agent (or cause to be executed and delivered) concurrently with this Agreement each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B as Loan  Documents, together with those documents described in Exhibit B as Other Related Documents.

2.8           EFFECTIVE DATE.

The date of the Loan Documents is for reference purposes only.  The Effective Date of delivery and transfer to Administrative Agent of the security under the Loan Documents and of Borrower’s and Lenders’ obligations under the Loan Documents shall be the date the Mortgage is recorded in the Bureau of Conveyances of the State of Hawaii and/or the Office of the Assistant Registrar of the Land Court of the State of Hawaii, as applicable.

2.9           MATURITY DATE.

All sums due and owing under this Agreement and the other Loan Documents shall be repaid in full on or before the Maturity Date.  All payments due to Administrative Agent and Lenders under this Agreement, whether at the Maturity Date or otherwise, shall be paid in Dollars in immediately available funds.

2.10         INTEREST ON THE LOAN.

(a)        Interest Payments.  Interest accrued on the outstanding principal balance of the Loan shall be due and payable in arrears, in the manner provided in Section 2.11, on the first day of each month commencing with the first month after the Effective Date.

(b)        Default Interest.  Notwithstanding the rates of interest specified in Sections 2.10(e) below and the payment dates specified in Section 2.10(a), at Requisite Lenders discretion at any time following the occurrence and during the continuance of any Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments on the Loan not paid when due, shall bear interest payable upon demand at the Alternate Rate.  All other amounts due Administrative Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall likewise, at the option of Requisite Lenders, bear interest from and after demand at the Alternate Rate.

(c)           Late Fee.  Borrower acknowledges that late payment to Administrative Agent will cause Administrative Agent and Lenders to incur costs not contemplated by this Agreement.  Such costs include, without limitation, processing and accounting charges.  Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date (other than payment of the entire outstanding balance of the Loan on the Maturity Date), unless waived by Administrative Agent, a late charge of four cents ($.04) for each dollar of any such principal payment, interest or other charge due hereon and which is not paid within fifteen (15) days after such payment is due, shall be charged by Administrative Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment.  Borrower and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and Lenders will incur by reason of late payment.  Borrower and Administrative Agent further agree that proof of actual damages would be costly and inconvenient.  Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent from exercising any of the other rights available hereunder or any other Loan Document.  Such late charge shall be paid without prejudice to any other rights of Administrative Agent.

(d)           Computation of Interest.  Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Loan outstanding from time to time.  In computing interest on the Loan, the date of the making of a disbursement under the Loan shall be included and the date of payment shall be excluded.  Notwithstanding any provision in this Section 2.10, interest in respect of the Loan shall not exceed the maximum rate permitted by applicable law.

(e)           Effective Rate.  The “Effective Rate” upon which interest shall be calculated for the Loan shall, from and after the Effective Date of this Agreement, be one or more of the following:

(i)            Provided no Default exists under this Agreement:
(A)                  for those portions of the principal balance of the Notes which are not Fixed Rate Portions, the Effective Rate shall be the Variable Rate.
(B)                   for those portions of the principal balance of the Notes which are Fixed Rate Portions, the Effective Rate for the Fixed Rate Period thereof shall be the Fixed Rate selected by Borrower and set in accordance with the provisions hereof, provided, however, if any of the transactions necessary for the calculation of interest at any Fixed Rate requested or selected by Borrower should be or become prohibited or unavailable to Administrative Agent, or, if in Administrative Agent ‘s good faith judgment, it is not possible or practical for Administrative Agent to set a Fixed Rate for a Fixed Rate Portion and Fixed Rate Period as requested or selected by Borrower, the Effective Rate for such Fixed Rate Portion shall remain at or revert to the Variable Rate.
(ii)           During such time as a Default exists under this Agreement; or from and after the date on which all sums owing under the Notes become due and payable by acceleration or otherwise; or from and after the date on which the Collateral or any portion thereof or interest therein, is sold, transferred, mortgaged, assigned, or encumbered (except for Permitted Liens), whether voluntarily or involuntarily, or by operation of law or otherwise, without Administrative Agent’s prior written consent (whether or not the sums owing under the Notes become due and payable by acceleration); or from and after the Maturity Date, then at the option of Requisite Lenders in each case, the interest rate applicable to the then outstanding principal balance of the Loan shall be the Alternate Rate.

(f)            Selection of Fixed Rate.  Provided no Default exists under this Agreement, Borrower, at its option and upon satisfaction of the conditions set forth herein, may request a Fixed Rate as the Effective Rate for calculating interest on the portion of the unpaid principal balance and for the period selected in accordance with and subject to the following procedures and conditions, provided, however, that Borrower may not have in effect at any one time more than ten (10) Fixed Rates:

(i)            Borrower shall deliver to the Disbursement and Operations Center of Administrative Agent, 2120 East Park Place, Suite 100, El Segundo, California, 90245, Attention Eva Lopez, with a copy to: Administrative Agent, Wells Fargo Real Estate Group, 1357 Kapiolani Blvd, Suite 910, Honolulu, HI 96814, Attention: Guy Churchill, or such other addresses as Administrative Agent shall designate, an original or facsimile Fixed Rate Notice no later than 12 noon (California time), and not less than three (3) nor more than five (5) Business Days prior to the proposed Fixed Rate Period for each Fixed Rate Portion.  Any Fixed Rate Notice pursuant to this subsection (i) is irrevocable.

Administrative Agent is authorized to rely upon the telephonic request and acceptance of Fred Rickert, Adele Sumida, Danny Hong, Dan Ligienza or Robert Webber as Borrower’s duly authorized agents, or such additional authorized agents as Borrower shall designate in writing to Administrative Agent.  Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of Administrative Agent as Administrative Agent may from time to time designate.

(ii)           Borrower may elect (A) to convert Variable Rate Advances to a Fixed Rate Portion, or (B) to convert a matured Fixed Rate Portion into a new Fixed Rate Portion, provided, however, that the aggregate amount of the advance being converted into or continued as a Fixed Rate Portion shall comply with the definition thereof as to Dollar amount.  The conversion of a matured Fixed Rate Portion back to a Variable Rate or to a new Fixed Rate Portion shall occur on the last Business Day of the Fixed Rate Period relating to such Fixed Rate Portion.  Each Fixed Rate Notice shall specify (A) the amount of the Fixed Rate Portion, (B) the Fixed Rate Period, and (C) the Fixed Rate Commencement Date.
(iii)          Upon receipt of a Fixed Rate Notice in the proper form requesting an Advance constituting a Fixed Rate Portion under subsections (i) and (ii) above, Administrative Agent shall determine the Fixed Rate applicable to the Fixed Rate Period for such Fixed Rate Portion two (2) Business Days prior to the beginning of such Fixed Rate Period.  Each determination by Administrative Agent of the Fixed Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error.  Administrative Agent shall deliver to Borrower and each Lender (by facsimile) an acknowledgment of receipt and confirmation of the Fixed Rate Notice; provided, however, that failure to provide such acknowledgment of receipt and confirmation of the Fixed Rate Notice to Borrower or any Lender shall not affect the validity of such rate.
(iv)          If Borrower does not make a timely election to convert all or a portion of a matured Fixed Rate Portion into a new Fixed Rate Portion in accordance with this Section 2.10(f) above, such Fixed Rate Portion shall be automatically converted back to a Variable Rate upon the expiration of the Fixed Rate Period applicable to such Fixed Rate Portion.

(g)           Fixed Rate Taxes, Regulatory Costs and Reserve Percentages.     Upon Administrative Agent’s demand, Borrower shall pay to Administrative Agent for the account of each Lender, in addition to all other amounts which may be, or become, due and payable under this Agreement and the other Loan Documents, any and all Fixed Rate Taxes and Regulatory Costs, to the extent they are not internalized by calculation of a Fixed Rate.  Further, at Administrative Agent’s option, the Fixed Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Administrative Agent in its prudent banking judgment, from the date of imposition (or subsequent date selected by Administrative Agent) of any such Regulatory Costs.  Administrative Agent shall give Borrower notice of any Fixed Rate Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Fixed Rate Taxes and Regulatory Costs regardless of whether or when notice is so given

(h)           Fixed Rate Price Adjustment.  Borrower acknowledges that prepayment or acceleration of a Fixed Rate Portion during a Fixed Rate Period shall result in Lenders’ incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities.  Therefore, on the date a Fixed Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise (“Price

Adjustment Date”), Borrower will pay Administrative Agent, for the account of each Lender (in addition to all other sums then owing to Lenders) an amount (“Fixed Rate Price Adjustment”) equal to the then present value of (i) the amount of interest that would have accrued on the Fixed Rate Portion for the remainder of the Fixed Rate Period at the Fixed Rate set on the Fixed Rate Commencement Date, less (ii) the amount of interest that would accrue on the same Fixed Rate Portion for the same period if the Fixed Rate were set on the Price Adjustment Date at the Applicable LIBO Rate in effect on the Price Adjustment Date.  The present value shall be calculated by using as a discount rate the LIBO Rate quoted on the Price Adjustment Date.

By initialing this provision where indicated below, Borrower confirms that Lenders’ agreement to make the Loan at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this Agreement

                Borrower Initials.  _______________

(i)            Purchase, Sale and Matching of Funds.  Borrower understands, agrees and acknowledges the following: (a) Lenders have no obligation to purchase, sell and/or match funds in connection with the use of a LIBO Rate as a basis for calculating a Fixed Rate or Fixed Rate Price Adjustment; (b) a LIBO Rate is used merely as a reference in determining a Fixed Rate and Fixed Rate Price Adjustment; and (c) Borrower has accepted a LIBO Rate as a reasonable and fair basis for calculating a Fixed Rate and a Fixed Rate Price Adjustment.  Borrower further agrees to pay the Fixed Rate Price Adjustment, Fixed Rate Taxes and Regulatory Costs, if any, whether or not any Lender elects to purchase, sell and/or match funds.

2.11         PAYMENTS.

(a)           Manner and Time of Payment.  All payments of principal, interest and fees hereunder payable to Administrative Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Administrative Agent’s written wire transfer instructions) of immediately available funds, to Administrative Agent, for the account of each Lender as applicable, not later than 12 noon (San Francisco time) on the date due; and funds received by Administrative Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.

(b)           Payments on Non-Business Days.  Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any fees due under this Agreement, as the case may be.

(c)           Direct Debit.  In order to assure timely payment to Administrative Agent, for the benefit of Lenders, of accrued interest, principal, fees and late charges due and owing under the Loan, Borrower hereby irrevocably authorizes Administrative Agent to directly debit the Account for payment when due of all such amounts payable to Administrative Agent or any Lender. Borrower represents and warrants to Administrative Agent and Lenders that Borrower is the legal owner of the Account.  Written confirmation of the amount and purpose of any such direct debit shall be given to Borrower by Administrative Agent not less frequently than monthly.  In the event any direct debit hereunder is returned for insufficient funds, Borrower shall pay Administrative Agent, for the benefit of Lenders, upon demand, in immediately available funds,  all amounts and expenses due and owing, including without limitation any late fees incurred, to Administrative Agent or any Lender.

(d)           Voluntary Prepayment.  Borrower may, upon not less than three (3) Business Days’, for any Fixed Rate Portion, or the same day for any Variable Rate Advance, prior written notice to Administrative Agent not later than 12 noon (San Francisco time) on the date given, at any time and from time to time, prepay all or any portion of the Loan without penalty, except as otherwise expressly set forth in this Section 2.11(d).  Any notice of prepayment given to Administrative Agent under this Section 2.11(d) shall specify the date of prepayment and the principal amount of the prepayment.  In the event of a prepayment of any Fixed Rate Portion, Borrower shall concurrently pay any Fixed Rate Price Adjustment payable in respect thereof.

(e)           Reduction or Termination of Commitment.  The Borrower may, upon notice to the Administrative Agent, terminate or cancel, in whole or in part, the unused portion of the Credit Limit in excess of the outstanding aggregate amount of the Advances (including Swingline Loans), Letter of Credit Liabilities and Interest Holdback or from time to time permanently reduce such portion of the Credit Limit; provided that (i) any such notice shall be received by the Administrative Agent not later than noon (San Francisco time)  three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Credit Limit if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate amount of the Advances (including Swingline Loans), Letter of Credit Liabilities and Interest Holdback would exceed the Credit Limit.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Credit Limit.  Any reduction of the Credit Limit shall be applied to the Commitment of each Lender according to its Pro Rata Share.

2.12         FULL REPAYMENT AND RECONVEYANCE.

Upon receipt of all sums owing and outstanding under the Loan Documents, Administrative Agent shall issue a full release or reconveyance of the Property from the lien of the Mortgage; provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such reconveyance:  (a) Administrative Agent, for the benefit of Lenders, shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyance and any sums then due and payable under the Loan Documents; and (b) Administrative Agent shall have received a written release satisfactory to Administrative Agent of any set aside letter, letter of credit or other form of undertaking which Administrative Agent or any Lender has issued to any surety, Governmental Authority or any other party in connection with the Loan and/or the Property.  Lenders’ obligations to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full release or reconveyance, and any commitment of Lenders to lend any undisbursed portion of the Loan shall be canceled.

2.13         LENDERS’ ACCOUNTING.

Administrative Agent shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the commitment of each of the Lenders, and principal amount of the Loan owing to each Lender from time to time, and (b) all repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement.  All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time.  Monthly or at such other interval as is customary with Administrative Agent’s practice, Administrative Agent will render a statement of the Loan Account to Borrower and will deliver a copy thereof to each Lender.  Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error).

2.14         OPTION TO EXTEND.

(a)           Borrower may request successive one-year extensions of the Maturity Date by delivering a written request (a “Request to Extend”) therefor to the Administrative Agent not more than ninety (90) days but not less than thirty (30) days prior to the date which is one (1) year prior to the then scheduled Maturity Date (such then scheduled Maturity Date before giving effect to the requested extension which is the subject of such Request to Extend being referred to herein as the “Then Scheduled Maturity Date” and such date which is one (1) year prior to such Then Scheduled Maturity Date being referred to herein as the “Extension Date”).  The Administrative Agent shall notify the Lenders of the receipt of such request, and each Lender shall give notice in writing to the Administrative Agent not later than ten (10) days after receipt of such notification from Administrative Agent of such Lender’s acceptance or rejection of such request.  Each Lender that determines not to so extend its Maturity Date is herein referred to as a “Non Extending Lender” and any Lender that does not timely advise the Administrative Agent of its decision to extend or not to extend shall be also be deemed to have agreed to extend its Maturity Date (an “Extending Lender”).  The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(b)           If (and only if) Wells Fargo, N.A. shall have elected to be an Extending Lender, then, effective as of the Extension Date, the Maturity Date of each Extending Lender shall be extended to the date falling one year after the Then Scheduled Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).  The Maturity Date of each Non Extending Lender shall remain the Then Scheduled Maturity Date.

(c)           Any extension of the Maturity Date shall be subject to each of the following conditions precedent on the applicable Extension Date:

(i)            As of the date of Borrower’s delivery of the Request to Extend, and as of the Extension Date, no Default shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute a Default shall have occurred and be continuing, and Borrower shall so certify in writing; and
(ii)           Borrower shall execute or cause the execution of all documents reasonably required by Administrative Agent to exercise the option to extend; and
(iii)          There shall have occurred no Material Adverse Effect, as determined by Administrative Agent in its sole discretion, since the Effective Date; and
(iv)          On the Extension Date, Borrower shall pay to Administrative Agent for the ratable benefit of the Lenders an extension fee in the amount of fifteen one-hundredths of one percent (0.15%) of the total commitment amount of the Loan (whether disbursed or undisbursed), as determined on the Extension Date; and
(v)           At the sole option of Administrative Agent, an Appraisal confirming to the satisfaction of the Administrative Agent that the Credit Limit (whether disbursed or not and as reduced by the Commitments of any Non-Extending Lenders) as a percentage of the as-is value of the Property does not exceed fifty-five percent (55%) (“Loan-to-Value Percentage”), based on an as-is appraisal value of the Commercial Property and the as-is value (as such term is used in the Initial Mauka Apprasial) of Kapalua Mauka (or the portion thereof which remains Collateral); provided, however, in the event such appraised value is not adequate to meet the required Loan-to-Value Percentage, then Borrower shall pay down the outstanding principal balance of the Loan (to the extent necessary) and the Credit Limit shall be permanently reduced such that said Loan to-Value Percentage may be met.  The valuation date of such appraisal shall be within thirty (30) days of the Extension Date; and.
(vi)          Except as modified by the option to extend described herein, the terms and conditions of this Agreement and the other Loan Documents as modified and approved by the Administrative Agent and the Lenders shall remain unmodified and in full force and effect.

(d)           On the Maturity Date of each Non-Extending Lender, the Borrower shall repay for the account of the Non Extending Lenders aggregate Advances, accrued but unpaid interest thereon, and any related Fixed Rate Priced Adjustment to the extent necessary to reduce the amount of outstanding Advances to an amount which, when added to the then applicable Interest Holdback, equals the aggregate remaining Commitments of the Extending Lenders, which aggregate remaining Commitments shall be deemed thereafter to be the Credit Limit and the amount of the Loan.  Administrative Agent shall prepare a replacement Schedule 1.1, showing the modified Commitments and Pro Rata Shares of the Extending Lenders.  The Commitments of the Non Extending Lenders will thereafter be deemed cancelled.

2.15         PARTIAL RELEASE OF MAKAI SUBDIVISION.

At any time prior to the Maturity Date of the Loan, Administrative Agent shall, at Borrower’s request, release from the lien of the Mortgage Lot 1 and Lot 2 described on that certain subdivision map of Kapalua Makai Subdivision 1 prepared by Warren S. Unemori - Engineering, Inc and dated as of October 16, 2006 and revised on March 2, 2007, as delivered to Administrative Agent; provided, however, that immediately prior to or simultaneously with each such partial reconveyance all of the following conditions shall be satisfied:

(a)           No Default shall exist under the Loan Documents, or would exist with notice or passage of time, or both;

(b)           Administrative Agent shall have received any and all sums then due and owing under the Loan Documents together with all escrow, closing and recording costs, the costs of preparing and delivering such partial release and the cost of any title insurance endorsements required by Administrative Agent, including, without limitation, a CLTA 116.3 and 111 endorsement;

(c)           Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that:  (i) the portion of the Property to be reconveyed and the portion of the Property which shall remain encumbered by the Mortgage are each legal parcels lawfully created in compliance with all subdivision laws and ordinances and, at Borrower’s sole cost, Administrative Agent shall have received any title insurance endorsements to that effect requested by Administrative Agent; and (ii) that the portion of the Property which shall remain encumbered by the Mortgage have the benefit of all utilities, easements, public and/or private streets, covenants, conditions and restrictions as may be necessary, in Administrative Agent’s reasonable judgment, for the anticipated development and improvement thereof; and

(d)           Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that any tax, bond or assessment which constitutes a lien against the Property has been properly allocated between the portion of the Property to be reconveyed and the portion of the Property which shall remain encumbered by the Mortgages.

Neither the acceptance of any payment nor the issuance of any partial reconveyance by Administrative Agent shall affect Borrower’s obligation to repay all amounts owing under the Loan Documents or under the lien of the Mortgage on the remainder of the Property which is not reconveyed.

2.16         RESERVED.

2.17         LIMITATION ON BORROWER’S LIABILITY.

Except as hereinafter set forth, Administrative Agent’s and Lenders’ recovery against Borrower under the Loan Documents, shall be limited solely to the Collateral given to Administrative Agent and Lenders as security for Borrower’s performance under the Loan Documents, and such recovery shall not be a lien, or the basis of a claim of lien or levy of execution, against the general assets of Borrower. Notwithstanding the foregoing, Borrower and the general assets of Borrower shall be fully liable to Administrative Agent and Lenders, to the same extent that Borrower would be liable absent the foregoing limitation of this paragraph, for:

(a)           The Recourse Amount;

(b)           Upon the occurrence of any event referred to in Sections 9.1(f), 9.1(g) or 9.1(k) hereof or upon the breach of Section 7.15 of the Loan Agreement or Section 5.10 of the Mortgage, the full amount of the Obligations; and

(c)           All losses, damages, liabilities, claims, actions, judgments, court costs and legal and other reasonable expenses (including, without limitation, attorneys’ fees and expenses) which Lender may incur as a direct or indirect consequence of (i) fraud or willful misrepresentation; (ii) physical waste of the Property; (iii) failure of Borrower to pay any income or other taxes, assessments or other charges which may create liens on all or any portion of the Property (to the full extent of any such taxes, assessments or other charges); (iv) the amount of any money or value of any property received by any shareholder of Borrower as a distribution of earnings or income from the Property if such distribution was prohibited under the terms of this Agreement (to the full extent of such distribution); (v) any breach by Borrower of any covenant under Article 6 hereof, any representation or warranty of Borrower under such Article proving to have been untrue when made, or the presence of any significant Hazardous Materials in, on or about the Property which are discovered subsequent to the Effective Date; (vi) misapplication or misappropriation of (x) proceeds paid under any insurance policy by reason of damage, loss or destruction affecting any portion of the Property, or (y) any proceeds or awards resulting from condemnation of all or any part of the Property or any deed given in lieu thereof; (vii) misapplication or misappropriation of rents received after receipt by Borrower of any notice of Default, foreclosure under the Mortgage or any other remedies by Administrative Agent and Lenders upon a Default by Borrower; or (viii) Borrower’s breach of the covenants set forth in Section 5.5 of the Mortgage.

In addition, the limitations hereof shall not be deemed to limit: (i) any right Administrative Agent or any Lender might otherwise have to obtain injunctive relief against Borrower; (ii) any suit or action or the reasonable attorneys’ fees and costs incurred in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests now or at any time hereafter securing the payment and performance of all sums and obligations under this Agreement or any of the Loan Documents; or (iii) the collection of amounts which may become owing or payable under or on account of insurance, condemnation awards or damages for other public actions or surety bonds maintained or provided by Borrower.

ARTICLE 3.  DISBURSEMENT

3.1           CONDITIONS PRECEDENT.

Administrative Agent’s and Lenders’ obligation to make any Advance or take any other action under the Loan Documents shall be subject at all times to satisfaction of each of the following conditions precedent:

(a)           There shall exist no Default or Potential Default, as defined in this Agreement, or Default as defined in any of the other Loan Documents or in the Other Related Documents; and

(b)           Administrative Agent shall have received all Loan Documents, other documents, instruments, policies, and forms of evidence or other materials requested by Administrative Agent or any Lender under the terms of this Agreement or any of the other Loan Documents; and

(c)           With respect to the initial Advance only, Administrative Agent shall have received, reviewed and approved in form and substance satisfactory to Administrative Agent:  (i) reserved; (ii) an environmental questionnaire and environmental site assessment with respect to the presence, if any, of Hazardous Materials on the Property; (iii) copies of all agreements which are material to the occupancy and operation of the Property; (v) copies of all building permits and Permits required in connection with the development of the Property including, without limitation, any documentation relating to the entitlement of Kapalua Mauka; (vi) copies of any initial study, negative declaration, mitigated negative declaration, environmental impact report, notice of determination or notice of exemption prepared, adopted, certified or filed by or with any Governmental Authority in connection with the Property; (vii) an Appraisal of the Property; and (viii) such financial and other information about the Borrower and the Property as the Administrative Agent shall have requested in its sole discretion including, without limitation, about any leases and tenants of the Property.

(d)           Administrative Agent shall have received from each Lender such Lender’s Pro Rata Share of such disbursement;

(e)           The Administrative Agent shall have received an Application for Advance;

(f)            The Administrative Agent shall have received such other approvals, opinions of counsel and documents as the Administrative Agent may request in its reasonable discretion relating to the Property, the Borrower, the Loan Documents and the transactions contemplated thereby:

(g)           The representations and warranties made by the Borrower in the Loan Documents shall be true and correct on and as of the date such Advance is made, with the same effect as if made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(h)           No act, omission, change, occurrence or event which has a Material Adverse Effect shall have occurred since the Effective Date; and

(i)            Borrower shall provide, at Borrower’s expense, an opinion of legal counsel in form and content satisfactory to Administrative Agent to the effect that:  (a) upon due authorization, execution and recordation or filing as may be specified in the opinion, each of the Loan Documents and Other Related Documents shall be legal, valid and binding instruments, enforceable against the makers thereof in accordance with their respective terms; (b) Borrower and Leasehold Mortgagor are duly formed and have all requisite authority to enter into the Loan Documents and Other Related Documents; and (c) such other matters, incident to the transactions contemplated hereby, as Administrative Agent may reasonably request.

3.2           ACCOUNT, PLEDGE AND ASSIGNMENT, AND DISBURSEMENT AUTHORIZATION.

The proceeds of the Loan, when qualified for disbursement, shall be deposited into the Account or otherwise disbursed to or for the benefit or account of Borrower under the terms of this Agreement; provided, however, that any direct disbursements from the Loan which are made by means of wire transfer, shall be subject to the provisions of Section 3.4.  Disbursements hereunder may be made by Administrative Agent upon the written request of any person who has been authorized by Borrower to request such disbursements until such time as written notice of Borrower’s revocation of such authority is received by Administrative Agent.

3.3           LOAN DISBURSEMENTS.

Subject to the conditions set forth in Section 3.1, the proceeds of the Loan shall be disbursed in accordance with the terms and conditions of the Loan Documents.  All disbursements shall be applied by Borrower solely for the purposes permitted by this Agreement.  Administrative Agent and Lenders have no obligation to monitor or determine Borrower’s use or application of the disbursements.

3.4           FUNDS TRANSFER DISBURSEMENTS.

Borrower hereby authorizes Administrative Agent to disburse the proceeds of any Loan(s) made by each Lender or its affiliate pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in that certain Exhibit entitled Transfer Authorizer Designation.  Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or, (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower.  Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by the Borrower.  Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower.  If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any

agreement between Administrative Agent and Borrower.   Borrower agrees to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within 14 days after Administrative Agent’s confirmation to Borrower of such transfer.  Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization (ii) require use of a bank unacceptable to Administrative Agent or prohibited by government authority; (iii) cause Administrative Agent to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause Administrative Agent to violate any applicable law or regulation.  Administrative Agent shall not be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) Administrative Agent or Borrower knew or should have known the likelihood of these damages in any situation.  Administrative Agent makes no representations or warranties other than those expressly made in this Agreement.

ARTICLE 4.  INSURANCE

Borrower shall, while any obligation of Borrower or Leasehold Mortgagor under any Loan Document remains outstanding, maintain at Borrower’s sole expense, with licensed insurers approved by Administrative Agent, the following policies of insurance in form and substance reasonably satisfactory to Administrative Agent, provided that Borrower shall have fifteen (15) days after written notice that Borrower has not complied with its obligations under this Article 4 to so comply before a Default shall be deemed to have occurred hereunder.  Capitalized terms used in this Article shall have the same meaning as such terms are commonly and presently defined in the insurance industry.

4.1           TITLE INSURANCE.

A Title Policy, together with any endorsements which Administrative Agent may require, insuring Administrative Agent, for the benefit of Lenders, in the principal amount of the Loan, of the validity and the priority of the lien of the Mortgage upon the Property, subject only to matters approved by Administrative Agent in writing.  During the term of the Loan, Borrower shall deliver to Administrative Agent, within ten (10) days of Administrative Agent’s written request, such other endorsements to the Title Policy as Administrative Agent may reasonably require with respect to the Property.

4.2           PROPERTY INSURANCE.

An All Risk/Special Form Property Insurance policy, including without limitation, theft coverage and such other coverages and endorsements as Administrative Agent may require, insuring Administrative Agent, for the benefit of Lenders against damage to the Property in an amount not less than 100% of the full replacement cost.   Such coverage should adequately insure any and all Loan collateral, whether such collateral is onsite, stored offsite or otherwise.   Administrative Agent, for the benefit of Lenders, shall be named on the policy as Mortgagee and named under a Lender’s Loss Payable Endorsement (form #438BFU or equivalent).

4.3           FLOOD HAZARD INSURANCE.

A policy of flood insurance, as required by applicable governmental regulations, or as deemed necessary by Administrative Agent, in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and governmental regulation.

4.4           LIABILITY INSURANCE.

A policy of Commercial General Liability insurance on an occurrence basis, with coverages and limits as reasonably required by Administrative Agent, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Property.

4.5           OTHER COVERAGE.

Borrower shall provide to Administrative Agent evidence of such other reasonable insurance in such reasonable amounts as Administrative Agent may from time to time request against such other insurable hazards which at the time are commonly insured against for property similar to the subject Property located in or around the region in which the subject Property is located.  Such coverage requirements may include but are not limited to coverage for earthquake, acts of terrorism, business income, delayed business income, rental loss, sink hole, soft costs, tenant improvement or environmental.

4.6           GENERAL.

Borrower shall provide to Administrative Agent insurance certificates or other evidence of coverage in form acceptable to Administrative Agent, with coverage amounts, deductibles, limits and retentions as reasonably required by Administrative Agent.  All insurance policies shall provide that the coverage shall not be cancelable or materially changed without 10 days prior written notice to Administrative Agent of any cancellation for nonpayment of premiums, and not less than 30 days prior written notice to Administrative Agent of any other cancellation or any modification (including a reduction in coverage).  Administrative Agent, for the benefit of Lenders shall be named under a Lender’s Loss Payable Endorsement (form #438BFU or equivalent) on all insurance policies which Borrower actually maintains with respect to the Property.  All insurance policies shall be issued and maintained by insurers approved to do business in the state in which the Property is located and must have an A.M. Best Company financial rating and policyholder surplus acceptable to Administrative Agent.  Notwithstanding anything to the contrary herein but without limiting or affecting the requirements of this Article 4, Administrative Agent and Lenders may not make the granting of the Loan contingent upon the procuring of any insurance required hereunder or under any of the other Loan Documents with an insurance company designated by Administrative Agent or any Lender.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES

As a material inducement to Lenders’ entry into this Agreement, Borrower represents and warrants to Administrative Agent and each Lender as of the Effective Date and continuing thereafter that:

5.1           AUTHORITY/ENFORCEABILITY.

Borrower is in compliance in all material respects with all Requirements of Law applicable to its organization, existence and transaction of business and has all necessary rights and powers to own, develop and operate the Property as contemplated by the Loan Documents.

5.2           BINDING OBLIGATIONS.

Borrower is authorized to execute, deliver and perform its obligations under the Loan Documents, and such obligations shall be valid and binding obligations of Borrower.

5.3           FORMATION AND ORGANIZATIONAL DOCUMENTS.

Borrower has delivered to Administrative Agent all formation and organizational documents of Borrower, of the partners, joint venturers or members of Borrower, if any, and of all guarantors of the Loan, if any, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to Lender.  Borrower shall immediately provide Lender with copies of any amendments or modifications of the formation or organizational documents.

5.4           NO VIOLATION.

Borrower’s execution, delivery, and performance under the Loan Documents do not: (a) require any consent or approval not heretofore obtained under any partnership agreement, operating agreement, articles of incorporation, bylaws or other document; (b) violate any Requirements of Law applicable to the Borrower or the Property; or (c) conflict with, or constitute a breach or default or permit the acceleration of obligations under any material agreement, contract, lease, or other document by which the Borrower is or the Property are bound or regulated.

5.5           COMPLIANCE WITH LAWS.

Borrower has, and at all times shall have obtained, all permits, licenses, exemptions, and approvals necessary to construct, occupy, operate and market the Property, and shall maintain compliance in all material respects with all Requirements of Law applicable to the Property and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business.  The Property is a legal parcel lawfully created in full compliance with all subdivision laws and ordinances.

5.6           LITIGATION.

Except as disclosed on Schedule 5.6 attached hereto, there are no claims, actions, suits, or proceedings pending, or to Borrower’s knowledge threatened, against Borrower or affecting the Property which could reasonably be expected to result in a Material Adverse Effect..

5.7           FINANCIAL CONDITION.

All financial statements and information heretofore and hereafter delivered to Administrative Agent by Borrower, including, without limitation, information relating to the financial condition of Borrower, the Property, the partners, joint venturers or members of Borrower, and/or Leasehold Mortgagor, fairly and accurately represent the financial condition of the subject thereof and have been prepared (except as noted therein) in accordance with generally accepted accounting principles consistently applied (except, in the case of unaudited financial statements, for the lack of footnotes and year-end audit adjustments).  Borrower acknowledges and agrees that Administrative Agent and Lenders may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports.

5.8           NO MATERIAL ADVERSE CHANGE.

There has been no material adverse change in the financial condition of Borrower and/or Leasehold Mortgagor since the dates of the latest financial statements furnished to Administrative Agent and, except as otherwise disclosed to Administrative Agent in writing or in reports filed with the Securities and Exchange Commission, Borrower has not entered into any material transaction which is not disclosed in such financial statements.

5.9           ACCURACY.

All reports, documents, instruments, information and forms of evidence delivered to Administrative Agent concerning the Loan or security for the Loan or required by the Loan Documents are accurate, correct and sufficiently complete in all material respects as of the date furnished to give Administrative Agent and Lenders true and accurate knowledge of their subject matter, and do not contain any material misrepresentation or omission.

5.10         TAX LIABILITY.

Except as disclosed on Schedule 5.10, Borrower has filed all required federal, state, county and municipal tax returns and has paid all taxes and assessments owed and payable, and, except as disclosed on

Schedule 5.10, Borrower has no knowledge of any basis for any additional payment with respect to any such taxes and assessments.

5.11         TITLE TO ASSETS; NO LIENS.

Borrower has good and indefeasible title to the Property, free and clear of all liens and encumbrances except Permitted Liens.

5.12         MANAGEMENT AGREEMENTS.

Borrower is not a party or subject to any management agreement with respect to the Property.

5.13         UTILITIES.

All utility services, including, without limitation, water, sewage, electrical and telephone, necessary for the development and occupancy of the Property are available at or within the boundaries of the Property.

5.14         COMPLIANCE.

Borrower is familiar with and in compliance with all Requirements of Law and Permits for the development and operation of the Property and will conform to and comply with all Requirements of Law in all material respects.

5.15         AMERICANS WITH DISABILITIES ACT COMPLIANCE.

Any improvements on the Property have been designed and shall be constructed and completed, and thereafter maintained, in strict accordance and full compliance with all of the requirements of the ADA.  Borrower shall be responsible for all ADA compliance costs.

5.16         BUSINESS LOAN.

The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal or family purposes of the Borrower.

5.17         TAX SHELTER REGULATIONS.

Neither the Borrower, Leasehold Mortgagor, nor any Subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  If the Borrower, or any other party to the Loan determines to take any action inconsistent with such intention, the Borrower will promptly notify Administrative Agent and each Lender thereof.  If the Borrower so notifies the Administrative Agent and each Lender, the Borrower acknowledges that each Lender may treat its Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Treasury Regulation.

5.18         PROPERTY DOCUMENTS.

Borrower has furnished Administrative Agent with a true and complete copy of all contracts, leases, licenses and other agreements and documents (collectively, “Property Documents”) material to the operation of the Property.

ARTICLE 6.  HAZARDOUS MATERIALS

6.1           SPECIAL REPRESENTATIONS AND WARRANTIES.

Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonable investigation and inquiry, Borrower hereby specially represents and warrants to the best of Borrower’s knowledge as of the date of this Agreement as follows:

(a)           Hazardous Materials.  Except as set forth in those certain reports listed on Schedule 6.1 attached hereto (the “Site Assessment”) , the Property is not and has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”).  “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of operation and maintenance of the Property which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

(b)           Hazardous Materials Laws.  The Property is in compliance with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation:  the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; the Hawaii Occupational Safety and Health Law, Haw. Rev. Stat. Chapter 392, as amended; Haw. Rev. Stat. Chapters 128D (Environmental Response), 149A (Pesticides), 195D (Conservation), 340A (Solid Waste), 340E (Safe Drinking Water), 342B (Air Pollution Control), 342D (Water Pollution), 342F (Noise Pollution), 342H (Solid Waste Pollution), 342J (Hazardous Waste), 342L (Underground Storage Tanks), and 342P (Asbestos), all as amended; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

(c)           Hazardous Materials Claims.  There are no claims or actions (“Hazardous Materials Claims”) pending or threatened against Borrower, the Property by any governmental entity or agency or by any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws.

6.2           HAZARDOUS MATERIALS COVENANTS.

Borrower agrees as follows:

(a)           No Hazardous Activities.  Borrower shall not cause or permit the Property to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

(b)           Compliance.  Borrower shall comply and cause the Property to comply in all material respects with all Hazardous Materials Laws.

(c)           Notices.  Borrower shall immediately notify Administrative Agent in writing of:  (i) the discovery of any Hazardous Materials on, under or about the Property; (ii) any knowledge by

Borrower that the Property does not comply with any Hazardous Materials Laws; and (iii) any Hazardous Materials Claims.

(d)           Remedial Action.  In response to the presence of any Hazardous Materials on, under or about the Property, Borrower shall immediately take, at Borrower’s sole expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims, not later than fifteen (15) days after written notice from Administrative Agent that it is in default of any such obligation..  Without limitation of the foregoing sentence, Borrower shall, subject to all applicable Requirements of Law including, without limitation Hazardous Materials Laws, within one hundred eighty (180) days after the Effective Date, exercise reasonable best efforts to complete the actions specifically recommended in the Findings, Opinions, Conclusions, and Recommendations of  the Site Assessment (Section 9.0) with respect to the Recognized Environmental Conditions identified therein at the Property (excluding such Recognized Environmental Conditions at the portions of the Property subject to being released pursuant to Section 2.15 above); provided, however, that this obligation shall not include subsurface investigation or soil sampling unless required under Hazardous Materials Laws.

6.3           INSPECTION BY ADMINISTRATIVE AGENT.

Upon reasonable prior notice to Borrower and subject to the rights of tenants, Administrative Agent, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Property for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property.

6.4           HAZARDOUS MATERIALS INDEMNITY.

BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH ADMINISTRATIVE AGENT AND/OR ANY LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL, THREATENED DISPOSAL, TRANSPORTATION OR PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY OR IMPROVEMENTS.  BORROWER SHALL IMMEDIATELY PAY TO ADMINISTRATIVE AGENT AND/OR ANY LENDER, UPON DEMAND, ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN.  BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE THE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE MORTGAGE.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BORROWER SHALL NOT BE LIABLE FOR ANY HAZARDOUS MATERIALS PLACED IN, UNDER, OVER, FROM OR AFFECTING THE PROPERTY AFTER THE LATER OF SUCH TIME AS BORROWER IS NO LONGER EITHER THE OWNER OF THE PROPERTY OR IN POSSESSION OF THE PROPERTY; PROVIDED, HOWEVER, THAT (I) THE MIGRATION OF ANY HAZARDOUS MATERIALS PLACED IN, UNDER, OVER, FROM OR AFFECTING THE PROPERTY, WHICH MATERIALS WERE PRESENT PRIOR TO THE LATER OF SUCH TIME WHEN BORROWER IS NO LONGER EITHER THE OWNER OF THE PROPERTY OR IN POSSESSION OF THE PROPERTY SHALL REMAIN THE LIABILITY OF BORROWER; AND (II) BORROWER SHALL HAVE THE BURDEN OF PROVING THAT SUCH ENVIRONMENTAL CONDITION OCCURRED SUBSEQUENT TO BORROWER’S OWNERSHIP OR POSSESSION OF THE PROPERTY, AS THE CASE MAY BE.

6.5           LEGAL EFFECT OF SECTION.

It is expressly understood that Borrower’s duty to indemnify Administrative Agent and Lenders hereunder shall survive:  (i) any judicial or non-judicial foreclosure under the Mortgage, or transfer of the Property in lieu thereof; (ii) the release and reconveyance or cancellation of the Mortgage; and (iii) the satisfaction of all of Borrower’s Obligations under the Loan Documents.

ARTICLE 7.  COVENANTS OF BORROWER

7.1           EXPENSES.

Borrower shall pay to Administrative Agent, within fifteen (15) days of written demand by Administrative Agent, all reasonable costs and expenses incurred by Administrative Agent in connection with:  (a) the preparation of this Agreement, all other Loan Documents and Other Related Documents contemplated hereby; (b) the administration of this Agreement, the other Loan Documents and Other Related Documents for the term of the Loan; and (c) the enforcement or satisfaction by Administrative Agent or Lenders of any of Borrower’s obligations under this Agreement, the other Loan Documents or the Other Related Documents.  For all purposes of this Agreement, Administrative Agent’s and Lenders’ costs and expenses shall include, without limitation, all reasonable appraisal fees, cost engineering and inspection fees, legal fees and expenses, accounting fees, environmental consultant fees, auditor fees, UCC filing fees and/or UCC vendor fees, and the cost to Lenders of any title insurance premiums, title surveys, reconveyance and notary fees.  Borrower recognizes and agrees that formal written Appraisals of the Property by a licensed independent appraiser may be required by Administrative Agent’s or any Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Administrative Agent or Lenders’ may, at their option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist at least semi-annually.  If any of the services described above are provided by an employee of Administrative Agent, Administrative Agent’s costs and expenses for such services shall be calculated in accordance with Administrative Agent’s standard charge for such services.

7.2           ERISA COMPLIANCE.

Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower has occurred, it shall furnish to Administrative Agent a written statement, within fifteen days after written request therefor from Administrative Agent,, setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

7.3           LEASING.

Borrower shall use its commercially reasonable efforts to maintain all leasable commercial space on the Property leased at no less than fair market rental rates, except for space utilized by the Borrower and its Affiliates; provided, however, that Borrower shall have fifteen (15) days after written notice from Administrative Agent to cure any default under this section (i.e., to commence commercially reasonable efforts to lease space and/or unwind or amend the terms of any lease to provide for fair market rental rates).

7.4           APPROVAL OF LEASES.

All leases (and lease terminations, modifications or amendments) of all or any material portion of the Property (each, a “Major Lease”) shall:  (a) be for not less than fair market rental rates; and (b) include estoppel, subordination, attornment and mortgagee protection provisions satisfactory to Administrative Agent (any such Major Lease which complies with the foregoing clauses (a) and (b), and each other lease (and lease termination, modification or amendment) of the Property which is not a Major Lease, a herein referred to as a “Permitted Lease”): provided, however, that Borrower shall have fifteen (15) days after written notice from Administrative Agent to cure any default under this section (i.e., to unwind or amend the terms of any Major Lease to provide for fair market rental rates and/or estoppel, subordination, attornment and mortgagee protection provisions satisfactory to Administrative Agent)..

7.5           SUBDIVISION MAPS.

Prior to recording any final map, plat, parcel map, lot line adjustment or other subdivision map of any kind covering any portion of the Property (collectively, “Subdivision Map”), Borrower shall submit such Subdivision Map to Administrative Agent for Administrative Agent’s review and approval, which approval shall not be unreasonably withheld.  Within ten (10) Business Days after Administrative Agent’s receipt of such Subdivision Map, Administrative Agent shall provide Borrower written notice if Administrative Agent disapproves of said Subdivision Map.  Within five (5) Business Days after Administrative Agent’s request, Borrower shall execute, acknowledge and deliver to Administrative Agent such amendments to the Loan Documents as Administrative Agent may reasonably require to reflect the change in the legal description of the Property resulting from the recordation of any Subdivision Map.  In connection with and promptly after the recordation of any amendment or other modification to the Mortgage recorded in connection with such amendments, Borrower shall deliver to Administrative Agent, for the benefit of Lenders, at Borrower’s sole expense, a title endorsement to the Title Policy in form and substance reasonably satisfactory to Administrative Agent insuring the continued first priority lien of the Mortgage.  Subject to the execution and delivery by Borrower of any documents required under this Section, Administrative Agent, on behalf of Lenders, shall, if required by applicable law, sign any Subdivision Map approved by Administrative Agent pursuant to this Section.

7.6           RESERVED.

7.7           FURTHER ASSURANCES.

Upon Administrative Agent’s request and at Borrower’s sole cost and expense, Borrower shall, within fifteen (15) days of written request therefor by Administrative Agent, execute, acknowledge and deliver any other instruments and perform any other acts reasonably necessary or proper, as determined by Administrative Agent in its reasonable discretion, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any Liens created by the Loan Documents.

7.8           ASSIGNMENT.

Without the prior written consent of all of the Lenders, Borrower shall not assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void.  In this regard, Borrower acknowledges that Lenders would not make this Loan except in reliance on Borrower’s expertise, reputation, prior experience in developing and constructing commercial real property, Lenders’ knowledge of Borrower, and Lenders’ understanding that this Agreement is more in the nature of an agreement involving personal services than a standard loan where Lenders would rely on security which already exists.

7.9           RESERVED.

7.10         REQUIREMENTS OF LAW.

Borrower shall comply with all Requirements of Law in all material respects and shall use commercially reasonable and good faith efforts to cause other persons or entities to comply with same in a timely manner.

7.11         LIENS AND STOP NOTICES.

If a claim of Lien, other than a Permitted Lien, is recorded which affects the Property or a bonded stop notice is served upon Administrative Agent or any Lender, Borrower shall, within twenty (20) calendar days of such recording or service or within five (5) calendar days of Administrative Agent’s demand, whichever occurs first:  (a) pay and discharge the claim of Lien or bonded stop notice; (b) effect the release thereof by recording or delivering to Administrative Agent a surety bond in sufficient form and amount; or (c) provide Administrative Agent with other assurances which Administrative Agent deems, in its reasonable discretion, to be satisfactory for the payment of such claim of Lien or bonded stop notice and for the full and continuous protection of Administrative Agent and Lenders from the effect of such Lien or bonded stop notice.

7.12         FINANCIAL COVENANTS.

(a)           Net Worth.  Borrower shall, as of the end of each fiscal quarter of Borrower, maintain a Net Worth of not less than $85,000,000.00.  As used herein, “Net Worth” shall mean, (a) the sum of the (i) par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Borrower and its Subsidiaries plus (ii) the amount of paid-in capital and retained earnings of the Borrower and its Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP minus (ii) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

(b)           Liquidity.  Borrower shall maintain, as of the end of each calendar quarter, Liquidity of not less than $10,000,000.  As used herein, “Liquidity” shall mean the sum of (i) cash, (ii) cash equivalents, (iii) publicly traded and publicly quoted marketable securities acceptable to Administrative Agent in its reasonable discretion, (iv) undisbursed commitment under secured lines of credit available to Borrower including, without limitation, under this Loan, and (v) the amount, if any, not to exceed $2,000,000, by which accounts receivable of the Borrower exceed accounts payable of the Borrower, net, in connection with any of the foregoing, of any encumbrance, setoff or claim and minus any unsecured Indebtedness of Borrower.

(c)           Indebtedness.  Borrower shall not permit at any time (i) total aggregate Indebtedness of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (including the Indebtedness described in clauses (ii) and (iii) below) to exceed $300,000,000.00, (ii) total aggregate Indebtedness of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP relating to the acquisition, development and operation of any specific real property development project to exceed $150,000,000.00 and (iii) total aggregate Indebtedness of the Borrower and its Subsidiaries on a consolidated basis not relating to the acquisition, development and operation of any specific real property development project to exceed $150,000,000.00.

(d)           Interest Coverage Ratio.  Borrower shall not permit the ratio of (i) net income of the Borrower plus interest expense and taxes of Borrower to (ii) interest expense of Borrower, in each case calculated in accordance with GAAP as of the end of each fiscal year for the fiscal year then ending, to be less than 1.50 to 1.00.

7.13         SPECIAL COVENANTS.  Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed, Borrower shall not, and shall not permit Leasehold Mortgagor, to (a) enter into, amend in any material respect (provided that Borrower shall provide Administrative Agent a copy of any amendments, whether or not material) or terminate any material agreement providing for the development, management, or operation of the Property (approval of any such other material agreement not to be unreasonably withheld by Administrative Agent); and (b) engage in any transaction with any Affiliate of Borrower or Leasehold Mortgagor on other than fair market, arms’-length terms and conditions.

7.14         POST-CLOSING DELIVERIES.  Without limiting any other provision of this Agreement, the Borrower shall obtain and deliver to Administrative Agent, from such from tenants under leases of the Property as Administrative Agent requests and not later than the date which is sixty (60) days after the Effective Date (as such date may be extended in writing by the Administrative Agent in its sole and absolute discretion), subordination, non-disturbance and attornment agreements and tenant estoppels in form and substance reasonably satisfactory to the Administrative Agent.

7.15         WATER DELIVERY AGREEMENT.  Borrower shall, and shall cause, Leasehold Mortgagor, Maui Pineapple Company, Ltd., a Hawaii corporation, and each of Borrower’s Affiliates, as necessary,  to fully comply with the terms and provisions of, and to fully perform any and all obligations under and as required by, the Water Delivery Agreement and the Collateral Assignment of Water Delivery Agreement.   Without limitation of any other provision of the Loan Documents, this agreement shall survive any judicial or non-judicial foreclosure under the Mortgage, or transfer of the Property in lieu thereof or the release and reconveyance or cancellation of the Mortgage.

ARTICLE 8.  REPORTING COVENANTS

8.1           FINANCIAL INFORMATION.

Borrower shall deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards, (ii) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (iii) shall include in the footnotes thereto information regarding any Default that has occurred and is continuing, including the nature and status of such Default, that such independent certified public accountants obtained knowledge of during the course of their examination; and

(b)           as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)           Within thirty (30) days of written request by Administrative Agent, any other financial information including, without limitation, quarterly financial statements, annual financial statements, cash flow projections and quarterly operating statements requested by Administrative Agent for the Borrower or any of its Subsidiaries.

Except as otherwise agreed to by Administrative Agent, all such financial information shall be prepared in accordance with GAAP consistently applied.

8.2           CERTIFICATES; OTHER INFORMATION.

Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)           concurrently with the delivery of the financial statements referred to in Sections 8.1 (commencing with the delivery of the financial statements for the fiscal quarter ended on or around September 30, 2007) and in any event within the time period specified therein, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(b)           promptly after any request by the Administrative Agent or any request by a Lender made through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(d)           promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.

8.3           BOOKS AND RECORDS.

Borrower shall maintain complete books of account and other records for the Property and for disbursement and use of the proceeds of the Loan, and the same shall be available for inspection and copying by Administrative Agent and each Lender upon reasonable prior notice.

8.4           REPORTS.

Within ten (10) days of Administrative Agent’s request, Borrower shall deliver to Administrative Agent monthly inventory reports, marketing and sales schedules and reports, marketing and sales information and/or leasing information, with respect to all real property projects of Borrower and all Subsidiaries and Affiliates of Borrower relating to the Property, all in form and substance acceptable to Administrative Agent.

8.5           LEASING REPORTS.

Borrower shall deliver to Administrative Agent quarterly rent rolls, leasing schedules and reports, operating statements and/or such other leasing information as Administrative Agent shall reasonably request with respect to the Property, each in form and substance reasonably satisfactory to Administrative Agent.

8.6           KNOWLEDGE OF DEFAULT; ETC.

Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent the occurrence of any Default or Potential Default.  In the case of any Potential Default, such notice shall include, as applicable, the affirmative steps which Borrower has taken or intends to take during the applicable cure period in order to avoid the occurrence of a Default with respect to the subject event, circumstance or condition.

8.7           LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION.

Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent, (i) the institution of, or threat of, any material proceeding against or affecting Borrower or the Property, including any eminent domain or other condemnation proceedings affecting the Property, or (ii) any material development in any proceeding already disclosed, which, in either case, could reasonably be expected to have a Material Adverse Effect on Borrower or the Property, which notice shall contain such information as may be reasonably available to Borrower to enable Administrative Agent and its counsel to evaluate such matters.

8.8           ENVIRONMENTAL NOTICES.

Borrower shall notify Administrative Agent, in writing, as soon as practicable, and in any event within ten (10) days after Borrower’s learning thereof, of any notice required pursuant to Section 6.2(c).

ARTICLE 9.  DEFAULTS AND REMEDIES

9.1           DEFAULT.

The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement and the other Loan Documents:

(a)           Monetary.  Borrower’s failure to pay when due any sums payable under the Notes or any of the other Loan Documents and such failure continues for a period of three (3) business days; or

(b)           Performance of Obligations.  Borrower’s or Leasehold Mortgagor’s failure to perform any obligation in addition to those in Section 9.1(a) above under any of the Loan Documents or Other Related Documents; provided, however, that if a cure period is provided for the remedy of such failure, Borrower’s failure to perform will not constitute a Default until such date as the specified cure period expires; or

(c)           Use.  The prohibition, enjoining or interruption of Borrower’s right to occupy, use or lease any material portion of the Property for a continuous period of more than thirty (30) days; or

(d)           Liens, Attachment; Condemnation.  (i) The recording of any claim of Lien (other than a Permitted Lien) against the Property or the service on Administrative Agent or any Lender of any bonded stop notice relating to the Loan and the continuance of such claim of Lien or bonded stop notice for twenty (20) days without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Administrative Agent; or (ii) the condemnation, seizure or appropriation of, or occurrence of an uninsured casualty with respect to any material portion of the Property; or (iii) the sequestration or attachment of, or any levy or execution upon any of the Property, any other collateral provided by Borrower under any of the Loan Documents or any substantial portion of the other assets of Borrower, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of thirty (30) days or the sale of the assets affected thereby; or

(e)           Representations and Warranties.  (i) The material breach of any representation or warranty of Borrower in any of the Loan Documents; or (ii) any material adverse change in the financial condition of Borrower from the financial condition represented to Administrative Agent and Lenders as of the later of:  (A) the Effective Date; or (B) the date upon which the financial condition of such party was first represented to Administrative Agent and Lenders; or

(f)            Voluntary Bankruptcy; Insolvency; Dissolution.  (i) The filing of a petition by Borrower for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding Borrower’s insolvency; (iii) a general assignment by Borrower for the benefit of creditors; or (iv) Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or

(g)           Involuntary Bankruptcy.  The failure of Borrower to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against Borrower or in any way restrains or limits Borrower, Administrative Agent or Lenders regarding the Loan or the Property, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or sixty (60) days after the date of filing of such involuntary petition; or

(h)           Loss of Priority.  The failure at any time of the Mortgage to be a valid first lien upon the Property or any portion thereof (subject to Permitted Liens), other than as a result of any release or reconveyance of the Mortgage with respect to all or any portion of the Property pursuant to the terms and conditions of this Agreement; or

(i)            Hazardous Materials.  The discovery of any significant Hazardous Materials in, on or about the Property subsequent to the Effective Date.  Any such Hazardous Materials shall be “significant” for this purpose if said Hazardous Materials, in Administrative Agent’s reasonable discretion, constitute a Materially Adverse Effect; or

(j)            Other Obligors.  The occurrence of any of the events specified in Section 9.1(f) or Section 9.1(g) as to any person or entity other than Borrower, including, without limitation, Leasehold Mortgagor, which is in any manner obligated to the Administrative Agent or Lenders under the Loan Documents.

9.2           ACCELERATION UPON DEFAULT; REMEDIES.

Upon the occurrence of any Default specified in this Article 9, Requisite Lenders may, at their sole option, declare all sums owing to Lenders under the Notes, this Agreement and the other Loan Documents immediately due and payable.  Upon such acceleration, Administrative Agent, at the direction of Requisite Lenders, may, in addition to all other remedies permitted under this Agreement and the other Loan Documents and at law or equity, apply any sums in the Account to the sums owing under the Loan Documents and any and all obligations of Lenders to fund further disbursements under the Loan shall terminate.

9.3           DISBURSEMENTS TO THIRD PARTIES.

Upon the occurrence of a Default occasioned by Borrower’s failure to pay money to a third party as required by this Agreement, Administrative Agent may but shall not be obligated to make such payment from the Loan proceeds or other funds of Lenders.  If such payment is made from proceeds of the Loan, Borrower shall immediately deposit with Administrative Agent, upon written demand, an amount equal to such payment.  If such payment is made from funds of Lenders, Borrower shall immediately repay such funds upon written demand of Administrative Agent.  In either case, the Default with respect to which any such payment has been made by Administrative Agent or Lenders shall not be deemed cured until such deposit or repayment (as the case may be) has been made by Borrower to Administrative Agent.

9.4           REPAYMENT OF FUNDS ADVANCED.

Any funds expended by Administrative Agent or any Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to Administrative Agent upon demand, together with interest at the rate applicable to the principal balance of the Loan from the date the funds were expended.

9.5           RIGHTS CUMULATIVE, NO WAIVER.

All Administrative Agent’s and Lenders’ rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Administrative Agent or Lenders at any time.  Administrative Agent’s or any Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lenders under the Loan Documents are repaid and Borrower has cured all other Defaults.  No waiver shall be implied from any failure of Administrative Agent or any Lender to take, or any delay by Administrative Agent or any Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition.  Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

ARTICLE 10.  THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS

10.1         APPOINTMENT AND AUTHORIZATION.

(a)           Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement, the other Loan Documents and Other Related Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents and Other Related Documents for the benefit of the Lenders.

(b)           Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement, the Loan Documents or the Other Related Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(c)           Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents or Other Related Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)           The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article 8.  The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.

(e)           As to any matters not expressly provided for by the Loan Documents and Other Related Documents (including, without limitation, enforcement or collection of any of Borrower’s obligations hereunder), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the obligations of Borrower; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Requirements of Law.  Not in limitation of the foregoing, the Administrative Agent shall exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Potential Default or Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement, the other Loan Documents, or the Other Related Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

10.2         WELLS FARGO AS LENDER.

Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity.  Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders.  Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.  The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

10.3         LOAN DISBURSEMENTS.

(a)           Following receipt of a complete Application for Advance, Administrative Agent shall send a copy thereof by facsimile to each other Lender and shall otherwise notify each Lender of the proposed disbursement and the Funding Date.  Each Lender shall make available to Administrative Agent (or the funding bank or entity designated by Administrative Agent), the amount of such Lender’s Pro Rata Share of such disbursement in immediately available funds not later than the times designated in Section 10.3(b).  Unless Administrative Agent shall have been notified by any Lender not later than the close of business (San Francisco time) on the Business Day immediately preceding the Funding Date in respect of any disbursement that such Lender does not intend to make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent may assume that such Lender shall make such amount available to Administrative Agent.  If any Lender does not notify Administrative Agent of its intention not to make available its Pro Rata Share of such disbursement as described above, but does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, such Lender shall pay to Administrative Agent forthwith on demand such amount, together with interest thereon at the Federal Funds Rate.  In any case where a Lender does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender’s Pro Rata Share of such disbursement.  If Administrative Agent funds to Borrower such Lender’s Pro Rata Share of such disbursement and if such Lender subsequently pays to Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Pro Rata Share of such disbursement.  Nothing in this Section 10.3(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Advance.

(b)           Requests by Administrative Agent for funding by Lenders of disbursements will be made by telecopy.  Each Lender shall make the amount of its disbursement available to Administrative Agent in Dollars and in immediately available funds, to such bank and account, in El Segundo, California (to such bank and account in such other place) as Administrative Agent may designate, not later than 9:00 A.M. (San Francisco time) (or for any Lender which is based in and funds from Hawaii, noon (San Francisco time)) on the Funding Date designated by Administrative Agent with respect to such disbursement, but in no event earlier than two (2) Business Days following Lender’s receipt of the applicable Application for Payment.

(c)           Nothing in this Section 10.3 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of disbursements on any Funding Date, nor shall

Administrative Agent or any Lender be responsible for the failure of any other Lender to perform its obligations to make any disbursement hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a disbursement.

10.4         DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING LENDERS.

(a)           Subject to Section 10.4(b) below, payments actually received by Administrative Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Administrative Agent, but in any event within two (2) Business Days, provided that Administrative Agent shall pay to Lenders interest thereon, at the lesser of (i) the Federal Funds Rate and (ii) the rate of interest applicable to the Loan, from the Business Day following receipt of such funds by Administrative Agent until such funds are paid in immediately available funds to Lenders.  All payments of principal, interest, and other payments under the Loan Documents or Other Related Documents shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares in the Loan or otherwise as provided herein or as separately agreed by Administrative Agent and any Lender.  Administrative Agent shall promptly distribute, but in any event within two (2) Business Days, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Administrative Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.  The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with this Agreement, without necessity of notice to or consent of or approval by Borrower or any other Person.  All payments or other sums received by Administrative Agent for the account of Lenders shall not constitute property or assets of the Administrative Agent and shall be held by Administrative Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents and the Other Related Documents.

(b)           Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of a Protective Advance or prior Loan disbursements which was previously a Non-Pro Rata Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as “Senior Loans”).  All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Pro Rata Shares of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Pro Rata Share of the Loan), until all Senior Loans have been paid in full.  This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement.  The provisions of this section shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (a) any other provision of this Agreement to the contrary, (b) any instruction of Borrower as to its desired application of payments or (c) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders.  Administrative Agent shall be entitled to (i) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  In addition, the Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all liabilities and costs, plus interest thereon at the Default Rate as set forth in the Notes, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to perform its obligations under this Agreement.

10.5         PRO RATA TREATMENT.

Except to the extent otherwise provided herein:  (a) each borrowing from Lenders shall be made from the Lenders, each payment of the fees shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them, provided that if immediately prior to giving effect to any such payment in respect of the Loan the outstanding principal amount of the Loan shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time the Loan was made, then such payment shall be applied to the Loan in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loan being held by the Lenders pro rata in accordance with their respective Commitments; and (c) each payment of interest on the Loan by the Borrower shall be made for the account  of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders; (d) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.5, shall be in accordance with their respective Pro Rata Shares; and (f) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be pro rata in accordance with their respective Commitments.  All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.5.

10.6         SHARING OF PAYMENTS, ETC.

Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the obligations of Borrower or Leasehold Mortgagor under the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares in the Loan, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of such obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of such obligations held by it which is greater than its Pro Rata Share in the Loan of the payments on account of such obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with such Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 10.6 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

10.7         COLLATERAL MATTERS; PROTECTIVE ADVANCES.

(a)           Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral, Loan Documents or Other Related Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents or Other Related Documents.

(b)           The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of obligations of Borrower hereunder; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)           Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the obligations of Borrower or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents or Other Related Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

(e)           The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to any Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $250,000.00.  Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders.  The Borrower agrees to pay on demand all Protective Advances.

(f)            Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder under the Loan Documents or the Other Related Documents with respect to exercising claims against or rights in the Collateral without the written consent of Requisite Lenders.

10.8         POST-FORECLOSURE PLANS.

If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations of Borrower hereunder, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, as agent, for the ratable benefit of all Lenders.  The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders.  In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral.  Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan.  Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral.  In addition, the Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.  To the extent there is net operating income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders.  All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares.  The Lenders acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable.  The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders.  Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee.  In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

10.9         APPROVALS OF LENDERS.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents or Other Related Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

10.10       NOTICE OF DEFAULTS.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Potential Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Potential Default and stating that such notice is a “notice of default”.  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Potential Default, it shall promptly send to the Administrative Agent such a “notice of default”.  Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

10.11       ADMINISTRATIVE AGENT’S RELIANCE, ETC.

Notwithstanding any other provisions of this Agreement, any other Loan Documents or the Other Related Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein.  Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or Other Related Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents or Other Related Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.12       INDEMNIFICATION OF ADMINISTRATIVE AGENT.

Regardless of whether the transactions contemplated by this Agreement, the other Loan Documents and Other Related Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents or Other Related Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents and Other Related Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents and Other Related Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and Other Related Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Hazardous Materials Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents or Other Related Documents and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

10.13       LENDER CREDIT DECISION, ETC.

Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties or Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties and other Persons, its review of the Loan Documents and the Other Related Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents or Other Related Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or Other Related Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates.  Each Lender acknowledges that the

Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

10.14       SUCCESSOR ADMINISTRATIVE AGENT.

Administrative Agent may resign at any time as Administrative Agent under the Loan Documents and Other Related Documents by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Potential Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and the Other Related Documents.  After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents and the Other Related Documents.  Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents and the Other Related Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

10.15       NO SET-OFFS.

Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of Borrower, whether or not located in California, could result under certain laws in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Loan.  Therefore, each Lender agrees not to charge or offset any amount owed to it by Borrower against any of the accounts, property or assets of Borrower or any of its affiliates held by such Lender without the prior written approval of Administrative Agent and Requisite Lenders.

ARTICLE 11.  MISCELLANEOUS PROVISIONS

11.1         INDEMNITY.

BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS (EACH, AN INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH ADMINISTRATIVE AGENT OR ANY LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF:  (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER RELATED DOCUMENT; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY BORROWER, CONSTITUENT PARTNER OR MEMBER OF BORROWER, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIAL SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE PROPERTY OR IMPROVEMENTS; PROVIDED, HOWEVER, THAT SUCH DEFENSE, INDEMNIFICATION AND HOLD HARMLESS SHALL

NOT, AS TO ANY INDEMNIFIED PARTY, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNIFIED PARTY FOR BREACH IN BAD FAITH OF SUCH INDEMNIFIED PARTY’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.  BORROWER SHALL IMMEDIATELY PAY TO ADMINISTRATIVE AGENT OR SUCH LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN.  BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE CANCELLATION OF THE NOTES AND THE RELEASE OR PARTIAL RELEASE OF THE MORTGAGE.

11.2         FORM OF DOCUMENTS.

The form and substance of all documents, instruments, and forms of evidence to be delivered to Administrative Agent under the terms of this Agreement, any of the other Loan Documents or Other Related Documents shall be subject to Administrative Agent s approval and shall not be modified, superseded or terminated in any respect without Administrative Agent’s prior written approval.

11.3         NO THIRD PARTIES BENEFITED.

No person other than Administrative Agent,  Lenders and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents or Other Related Documents.

11.4         NOTICES.

All notices, demands, or other communications under this Agreement, the other Loan Documents or the Other Related Documents shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement (subject to change from time to time by written notice to all other parties to this Agreement).  All communications shall be deemed served upon delivery of, or if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of Borrower or Administrative Agent and Lenders at the address specified; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

11.5         ATTORNEY-IN-FACT.

Borrower hereby irrevocably appoints and authorizes Administrative Agent, as Borrower’s attorney-in-fact, which agency is coupled with an interest, to execute and/or record in Administrative Agent’s or Borrower’s name any notices, instruments or documents that Administrative Agent deems reasonably appropriate to protect Lenders’ interest under any of the Loan Documents or Other Related Documents.

11.6         ACTIONS.

Borrower agrees that Administrative Agent or any Lender, in exercising the rights, duties or liabilities of Administrative Agent, Lenders or Borrower under the Loan Documents or Other Related Documents, may commence, appear in or defend any action or proceeding purporting to affect the Property, the Loan Documents or the Other Related Documents and Borrower shall immediately reimburse Administrative Agent or such Lender upon demand for all such expenses so incurred or paid by Administrative Agent or such Lender, including, without limitation, attorneys’ fees and expenses and court costs.

11.7         RIGHT OF CONTEST.

Borrower may contest in good faith any claim, demand, levy or assessment (other than Liens and stop notices)  by any person other than Administrative Agent or Lenders which would constitute a Default if:  (a) Borrower pursues the contest diligently, in a manner which Administrative Agent determines is not prejudicial to Administrative Agent or any Lender, and does not impair the rights of Administrative Agent or any Lender under any of the Loan Documents or Other Related Documents; and (b) Borrower deposits with Administrative Agent any funds or other forms of assurance which Administrative Agent in good faith determines from time to time appropriate to protect Administrative Agent and each Lender from the consequences of the contest being unsuccessful.  Borrower’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

11.8         RELATIONSHIP OF PARTIES.

The relationship of Borrower, Administrative Agent and Lenders under the Loan Documents and Other Related Documents is, and shall at all times remain, solely that of borrower and lender, and Administrative Agent and Lenders neither undertake nor assumes any responsibility or duty to Borrower or to any third party with respect to the Property, except as expressly provided in this Agreement, the other Loan Documents and the Other Related Documents.

11.9         DELAY OUTSIDE LENDER’S CONTROL.

No Lender or Administrative Agent shall be liable in any way to Borrower or any third party for Administrative Agent’s or such Lender’s failure to perform or delay in performing under the Loan Documents (and Administrative Agent  or any Lender may suspend or terminate all or any portion of Administrative Agent’s or such Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Administrative Agent or such Lender deemed probable), or from any Act of God or other cause or event beyond Administrative Agent’s or such Lender’s control.

11.10       ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT.

If any attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Agreement, any of the other Loan Documents or Other Related Documents, or as a consequence of any Default under the Loan Documents or Other Related Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of the Borrower, then Borrower shall immediately pay to Administrative Agent or such Lender, upon demand, the amount of all reasonable attorneys’ fees and expenses and all costs incurred by Administrative Agent or such Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Loan.

11.11       IMMEDIATELY AVAILABLE FUNDS.

Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Administrative Agent or any Lender shall be payable only in United States Dollars, immediately available funds.

11.12       AMENDMENTS AND WAIVERS.

(a)           Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other

Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be waived, and (iv) the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.  Notwithstanding the previous sentence, the Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.10(c), up to a maximum of 2 times per calendar year.

(b)           Unanimous Consent.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent at the written direction of the Lenders), do any of the following:

(i)            increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 11.13) or subject the Lenders to any additional obligations;
(ii)           reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Loan;
(iii)          reduce the amount of any fees payable to the Lenders hereunder;
(iv)          postpone any date fixed for any payment of principal of, or interest on, the Loan (including, without limitation, the Maturity Date), for the payment of fees or any other obligations of Borrower or Leasehold Mortgagor, or extend the expiration date of any Letter of Credit beyond the Maturity Date;
(v)           change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 11.13);
(vi)          amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;
(vii)         modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;
(viii)        waive a Default under Section 9.1(a); or
(ix)           release or dispose of any Collateral unless released or disposed of as permitted by, and in accordance with, Section 10.7.

(c)           Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Default occurring hereunder shall continue to exist until such time as such Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

11.13       SUCCESSORS AND ASSIGNS.

(a)           Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of is rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b)           Participations.  Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant” ) participating interests in its Commitment or the obligations owing to such Lender hereunder.  No Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of it obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loan or a portion thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon.  An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)           Assignments.  Any Lender may with the prior written consent of the Administrative Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $5,000,000.00 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds a Note having an outstanding principal balance, of at least $5,000,000.00, and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangement so the new Notes are issued to the Assignee and such transferor Lender, as appropriate.  In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $4,500.00.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective Affiliates or Subsidiaries.

(d)           Tax Withholding.  At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, shall furnish the Administrative Agent and Borrower with a properly completed executed copy of either Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and either Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder.  At all times each Lender shall own or beneficially own a Note, such Lender shall (i) promptly provide to the Administrative Agent and Borrower a new Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and (ii) comply at all times with all applicable United States laws and regulations, including all provisions of any applicable tax treaty, with regard to any withholding tax exemption claimed with respect to any payments on the Loan.  If any Lender cannot deliver such form, then Borrower may withhold from payments due under the Loan Documents such amounts as Borrower is able to determine from accurate information provided by such Lender are required by the Internal Revenue Code.

(e)           Federal Reserve Bank Assignments.  In addition to the assignments and participations permitted under the foregoing provisions of the Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents and Other Related Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder.

(f)            Information to Assignee, Etc.  A Lender may furnish any information concerning the Borrower, any subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).  In connection with such negotiation, execution and delivery, Borrower authorizes Administrative Agent and Lenders to communicate all information and documentation related to the Loan (whether to Borrower or to any Participant, Assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information.

11.14       CERTAIN ALLOWED DISCLOSURES.

Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents or Other Related Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and Other Related Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Loan Documents and Other Related Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

11.15       CAPITAL ADEQUACY; ADDITIONAL COSTS.

(a)           If any Lender or any Participant or Assignee in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other governmental agency (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, such Participant or such Assignee, or any corporation controlling such Lender, such Participant or such Assignee, as a consequence of, or with reference to, such Lender’s, such Participant’s or such Assignee’s or such corporation’s commitments or its making or maintaining advances below the rate which such Lender, such Participant or such Assignee or such corporation controlling such Lender, such Participant or such Assignee could have achieved but for such compliance (taking into account the policies of such Lender, such Participant or such Assignee or corporation with regard to capital), then Borrower shall, from time to time, within ninety (90) calendar days after written demand by such Lender, such Participant or such Assignee, pay to such Lender, such Participant or such Assignee additional amounts sufficient to compensate such Lender, such Participant or such Assignee or such corporation controlling such Lender, such Participant or such Assignee to the extent that such Lender, such Participant or such Assignee determines such increase in capital is allocable to such Lender’s, such Participant’s or such Assignee’s obligations hereunder.  A certificate as to such amounts, submitted to Borrower by such Lender, such Participant or such Assignee, shall be conclusive and binding for all purposes, absent manifest error.  Without limiting the obligations of the Borrower under the this Section (but without duplication), if as a result of any change in any law or regulation or with any guideline or request from any central bank or other governmental agency (whether or not having the force of law) there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Administrative Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Administrative Agent or any Lender hereunder in respect of any Letter of Credit, then, within ninety (90) calendar days after written demand by the Administrative Agent or such Lender, the Borrower shall pay immediately to the Administrative Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Administrative Agent or a Lender, such additional amounts as shall be sufficient to compensate the Administrative Agent or such Lender for such increased costs or reductions in amount.

11.16       LENDER’S AGENTS.

Administrative Agent  and/or any Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement, any of the other Loan Documents and Other Related Documents.  Any reference to Administrative Agent or any Lender in any of the Loan Documents or Other Related Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors.  Borrower shall pay the costs of such agent or independent contractor either directly to such person or to Administrative Agent or such Lender in reimbursement of such costs, as applicable.

11.17       TAX SERVICE.

Administrative Agent, on behalf of Lenders, is authorized to secure, at Borrower’s expense, a tax service contract with a third party vendor which shall provide tax information on the Property satisfactory to Administrative Agent.

11.18       SEVERABILITY.

If any provision or obligation under this Agreement, the other Loan Documents or Other Related Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the Other Related Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents or Other Related Documents, provided, however, that if the rate of interest or any other amount payable under the Notes or this Agreement or any other Loan Document, or the right of collectibility therefor, are declared to be or become invalid, illegal or unenforceable, Lenders’ obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

11.19       TIME.

Time is of the essence of each and every term of this Agreement.

11.20       HEADINGS.

All article, section or other headings appearing in this Agreement, the other Loan Documents and Other Related Documents are for convenience of reference only and shall be disregarded in construing this Agreement, any of the other Loan Documents and Other Related Documents.

11.21       GOVERNING LAW.

This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California, except to the extent preempted by federal laws.  Borrower and all persons and entities in any manner obligated to Lender under the Loan Documents and Other Related Documents consent to the jurisdiction of any federal or state court within the State of California having proper venue and also consent to service of process by any means authorized by California or federal law.

11.22       USA PATRIOT ACT NOTICE.  COMPLIANCE.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Lender (for itself and/or as Agent for all Lenders hereunder) may from time-to-time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

11.23       ELECTRONIC DOCUMENT DELIVERIES.

Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites  to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender (or the Issuing Bank) pursuant to Article 3 and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications.   The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of  9:00 a.m. on the opening of business on the next business day for the recipient.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 8.2(a) to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Except for the certificates required by Section 8.2(a), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

11.24       INTEGRATION; INTERPRETATION.

The Loan Documents and Other Related Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral.  The Loan Documents and Other Related Documents shall not be modified except by written instrument executed by all parties.  Any reference to the Loan Documents or Other Related Documents includes any amendments, renewals or extensions thereof

11.25       JOINT AND SEVERAL LIABILITY.

The liability of all persons and entities obligated in any manner under this Agreement, any of the Loan Documents or Other Related Documents, other than Administrative Agent and/or Lenders, shall be joint and several.

11.26       COUNTERPARTS.

To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.  Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

11.27       INTEREST RATE LIMITATION.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.28       TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference  to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the

Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, Borrower, Administrative Agent and Lenders have executed this Agreement as of the date appearing on the first page of this Agreement.

“ADMINISTRATIVE AGENT” WELLS FARGO BANK, NATIONAL ASSOCIATION		Administrative Agent’s Address:
WELLS FARGO BANK,
NATIONAL ASSOCIATION
By:	/S/ GUY C. CHURCHILL	11601 Wilshire Boulevard
Name:	GUY C. CHURCHILL	17th Floor
Its:	Assistant Vice President	Los Angeles, California 90025

Attention:

“BORROWER”
Borrower’s Address:
MAUI LAND & PINEAPPLE COMPANY, INC., a
Hawaii corporation		P.O. Box 187
Kahului, Hawaii 96733

By:	/S/ ROBERT I. WEBBER	Attention: Dan Ligienza
Robert I. Webber, Chief Financial Officer

By:	/S/ FRED W. RICKERT
Fred W. Rickert, Vice President and
Treasurer

“LENDER”
Lender’s Address:
WELLS FARGO BANK, NATIONAL ASSOCIATION
WELLS FARGO BANK,
By:	/S/ GUY C. CHURCHILL	NATIONAL ASSOCIATION
Name:	GUY C. CHURCHILL	11601 Wilshire Boulevard
Its:	Assistant Vice President	17th Floor
Los Angeles, California 90025

Attention: William J. Steelman

“LENDER”
Lender’s Address:
AMERICAN AGCREDIT, PCA
5560 South Broadway
Eureka, California 95503
By:	/S/ VERN ZANDER
Name:	VERN ZANDER	Attention: Gary VanSchuyver, Vice President
Title:	Vice President

“LENDER”
Lender’s Address:
AMERICAN SAVINGS BANK, F.S.B.
P.O. Box 2300
Honolulu, Hawaii 96804
By:	/S/ WILLIAM RUSSELL
	William Russell, Vice President	Attention: William Russell, Vice President

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